Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 26, 2014

by and between

GC AESTHETICS FINANCE LIMITED,

as the Borrower,

and

ROYALTY OPPORTUNITIES S.À R.L.,

as the Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SCHEDULES:

Schedule 5.10	Security Documents
Schedule 5.18	Second Tranche Loan Security Documents
Schedule 6.7(a)	Litigation
Schedule 6.8	Existing Subsidiaries
Schedule 6.10	Taxes
Schedule 6.15(a)	Intellectual Property
Schedule 6.15(e)	Infringement Notices
Schedule 6.16	Material Agreements
Schedule 6.18(a)	Regulatory Authorizations
Schedule 6.18(b)	Regulatory Actions
Schedule 6.18(c)	Regulatory Compliance
Schedule 6.19	Transactions with Affiliates
Schedule 6.21	OFAC
Schedule 6.23	Deposit and Disbursement Accounts
Schedule 7.7	Use of Proceeds
Schedule 8.2(b)	Indebtedness to be Paid
Schedule 8.2(c)	Existing Indebtedness
Schedule 8.3(c)	Existing Liens

Schedule 8.5(a)	Investments
Schedule 8.10	Transactions with Affiliates
Schedule 12.2	Notice Information

EXHIBITS:

Exhibit A	Form of Promissory Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Guarantee
Exhibit E	Form of Holdings Security Documents
Exhibit F	Form of Legal Opinions

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 26, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between GC AESTHETICS FINANCE LIMITED, a private limited company incorporated in Ireland (the “Borrower”), and ROYALTY OPPORTUNITIES S.À R.L., a Luxembourg société à responsabilité limitée (together with its Affiliates, successors, transferees and assignees, the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender entered into a Credit Agreement, dated as of January 22, 2014, pursuant to which the Lender provided a senior term loan facility to the Borrower in an aggregate principal amount of $34,000,000 and was willing, on the terms and subject to the conditions set forth therein, to extend the Commitment and make the Loan to the Borrower (as such terms were defined therein); and

WHEREAS, the Borrower has requested that the Lender amend and restate the Credit Agreement to provide for an additional senior term loan facility to the Borrower in an aggregate principal amount of $15,000,000; and

WHEREAS, the Lender is willing to so amend and restate the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means the power of such Person, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).

“Agreement” is defined in the preamble.

“Applicable Margin” means 8.50%.

“Authorized Officer” means, relative to Holdings, the Borrower or any of the Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.2.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that either: (i) is a “multiemployer plan,” as defined in section 3(37) of ERISA, (ii) is subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA, (iii) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA, or (iv) is a Pension Plan.

“Borrower” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, Luxembourg or Dublin, Ireland.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock of shares, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with IFRS, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with IFRS.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia or any member state of the European Economic Area or any Participating Member State and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than 180 days after its date of issuance, which is issued by any bank organized under the laws of the United States (or any state thereof or any member state of the European Economic Area or any Participating Member State) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000 (or equivalent in Euro or other currencies).

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“Change in Control” means and shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than Montreux or Oyster, shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Securities of Holdings; (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of Holdings shall at any time be occupied by persons who were neither (x) nominated by Montreux, Oyster or the board of directors of Holdings nor (y) appointed by directors so nominated, or (iii) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Borrower or the Subsidiaries (other than the Excluded Subsidiaries) and, until 60 days after the Closing Date, the GCA (IP) Employee Shares).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charter Amendment Date” means the date upon which the Memorandum and Articles of Association of Holdings are amended as set forth in Section 7.15.

“Closing Date” means the date of the making of the First Tranche Loan hereunder, which in no event shall be later than January 22, 2014.

“Closing Date Certificate” means a closing date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Lender.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended from time to time.

“Commitment” means the Lender’s obligation (if any) to make the Loans hereunder.

“Commitment Amount” means the First Tranche Loan Commitment Amount plus the Second Tranche Loan Commitment Amount.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, and shall include the existence and terms of this Agreement.

“Confirmation Agreement” means the Confirmation Agreement, dated as of the Second Tranche Loan Closing Date, entered into by the Guarantors.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Control” is defined within the definition of “Affiliate”.

“Controlled Account” is defined in Section 7.13.

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, and (iii) rights to sue for past, present and future infringements thereof.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Disclosing Party” means the Party disclosing Confidential Information.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of Holdings, the Borrower’s or the Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or any of its Subsidiaries) in a single transaction or series of transactions.

“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is one hundred and eighty-one (181) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of Holdings or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Environmental Laws” means all laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, and (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means DreamXcell IP Limited, a company incorporated in Mauritius, DreamXcell International Limited, a company incorporated in Mauritius, DreamXcell GmbH, a limited liability company (GmbH) established under the laws of Germany and Global Consolidated Aesthetics US Corp, a Delaware corporation.

“First Tranche Loan Commitment Amount” means $34,000,000.

“First Tranche Loan Commitment Termination Date” means the earliest to occur of (i) the Closing Date (immediately after the making of the First Tranche Loan on such date), and (ii) January 22, 2014, if the First Tranche Loan shall not have been made hereunder prior to such date.

“First Tranche Loan” is defined in Section 2.1.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2013 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GCA Intellectual Property” is defined in Section 6.15(a).

“GCA (IP) Employee Shares” means the shares held in GC Aesthetics (IP) Limited by officers and employees, or former officers and employees of the Guarantors as disclosed in Schedule 6.8.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government, including any notified or assessment body licensed to conduct conformity assessments of medical devices.

“Guarantee” means the guarantee executed and delivered by each Guarantor, substantially in the form of Exhibit D hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means, collectively, Holdings and the Subsidiaries existing on the Closing Date (other than the Excluded Subsidiaries) and each future Subsidiary required to execute a Guarantee pursuant to Section 7.8.

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof’, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Holdings” means Global Consolidated Aesthetics Limited, a private limited company incorporated in Ireland.

“IFRS” means international financial reporting standards, as adopted by the European Union, and with respect to the Irish Obligors, as generally accepted in Ireland.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person and all obligations of such Person arising under Synthetic Leases;

(d) net Hedging Obligations of such Person;

(e) all obligations of such Person in respect of Disqualified Capital Securities;

(f) whether or not so included as liabilities in accordance with IFRS, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with IFRS have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 12.4.

“Indemnified Parties” is defined in Section 12.4.

“Infringement” and “Infringes” mean the infringement, misappropriation or other violation of know-how, trade secrets, confidential information, and/or Intellectual Property.

“Intellectual Property” means all (i) Patents; (ii) Trademarks; (iii) registered designs and design rights (registered or unregistered); (iv) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals thereof; (v) Product Authorizations; (vi) Product Agreements; (vii) computer software, databases, data and documentation; (viii) database rights; (ix) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Product Authorizations; (x) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (xi) other intellectual property or similar proprietary rights; (xii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (xiii) any and all improvements to any of the foregoing.

“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the First Tranche Loan is made hereunder pursuant to Section 2.3 and ending on (and including) the last day of the Fiscal Quarter in which the First Tranche Loan was made, and (b) thereafter, the period beginning on (and including) the first day of each succeeding Fiscal Quarter and ending on the earlier of (and including) (x) the last day of such Fiscal Quarter and (y) the Maturity Date.

“Intermediate Holdings” means GC Aesthetics Holdings Limited, a private limited company incorporated in Ireland.

“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person, and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Irish Obligor” means Holdings, Intermediate Holdings, the Borrower and each Subsidiary of any of these entities which has been incorporated (or is from time to time incorporated) in Ireland.

“Judgment” means any judgment, injunction, order or decree.

“Judgment Currency” is defined in Section 11.12.

“Key Permits” means all Permits relating to the Products (including all Product Authorizations).

“knowledge” of the Borrower means the knowledge of any officer of Holdings, the Borrower or any Subsidiary, after due inquiry.

“Law” means any law, statute, rule, regulation or ordinance of any Governmental Authority that may be in effect from time to time.

“Lender” is defined in the preamble.

“LIBO Rate” means the three-month London Interbank Offered Rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London, England time), quoted by the Lender from the appropriate Bloomberg or Telerate page selected by the Lender (or any successor thereto or similar source determined by the Lender from time to time), which shall be that three-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the last Business Day of the relevant Fiscal Quarter, adjusted for any reserve requirement and any subsequent costs arising from a change in governmental regulation, such rate to be rounded up to the nearest 1/16 of 1% and such rate to be reset quarterly as of the first Business Day of each Fiscal Quarter. If the First Tranche Loan is advanced other than on the first Business Day of a Fiscal Quarter, the initial LIBO Rate shall be that three-month London Interbank Offered

Rate for deposits in U.S. Dollars in effect two Business Days prior to the date of the First Tranche Loan, which rate shall be in effect until (and including) the last Business Day of the Fiscal Quarter next ending. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Liquidity” means, at any time, an amount determined for the Borrower equal to the sum of (i) unrestricted cash-on-hand and Cash Equivalent Investments of the Borrower, to the extent held in a Controlled Account minus (ii) the face amount of all accounts payable.

“Loans” means the First Tranche Loan and the Second Tranche Loan.

“Loan Documents” means, collectively, this Agreement, the Note, the Confirmation Agreement, the Security Documents, the Second Tranche Loan Security Documents, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations (including any mortgages entered into pursuant to Section 7.8), the Guarantee, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Management Fee Payments” is defined in Section 12.13.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or Holdings, the Borrower and the Subsidiaries taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or (iii) the ability of Holdings, the Borrower or any Subsidiary to perform its Obligations under any Loan Document.

“Material Agreements” means (i) each contract or agreement to which Holdings, the Borrower or any Subsidiary is a party involving aggregate payments of more than $250,000, whether such payments are being made by Holdings, the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to Holdings, the Borrower or any Subsidiary; and (ii) all other contracts or agreements, individually or in the aggregate, material to the business, operations, assets, prospects, conditions (financial or otherwise), performance or liabilities of Holdings, the Borrower or any Subsidiary.

“Maturity Date” means January 22, 2020.

“Montreux” means Montreux Equity Partners IV, LP and its Affiliates.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by Holdings, the Borrower or any of the Subsidiaries in connection with such Casualty Event, other than proceeds that are used at such time there is no Default or Event of Default to repair or replace the assets subject to such Casualty Event within 180 days of receipt of such proceeds with respect to such Casualty Event with like or similar assets of substantially equal or better value and utility, in excess of $250,000, individually or in the aggregate through the Termination Date (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lender) which holds a first priority Lien permitted by clause (f) of Section 8.3 on the property which is the subject of such Casualty Event.

“Net Sales” means, with respect to each Product, the gross invoiced amount on sales of, and distribution income, stocking orders, transfer payments and other consideration received in respect of, such Product in any Territory by Holdings, the Borrower or any of the Subsidiaries from Third Parties after deduction of: (i) normal and customary trade, quantity or prompt settlement discounts (including chargebacks, shelf stock adjustments and allowances) with respect to customers actually allowed; (ii) amounts repaid or credited by reason of rejection, losses, theft, returns or recalls of goods, rebates or bona fide price reductions; (iii) rebates and similar payments actually made with respect to sales paid for by governmental medical assistance programs in the Territory; (iv) transportation costs and (v) excise, customs and import taxes, duties, levies and fees imposed on the sale, export, importation, use or distribution of such Product (to the extent included in the gross invoiced amount), in each case as calculated (x) in a manner consistent with Holdings’, the Borrower’s or each Subsidiary’s customary practice for its products, as applicable, and (y) consistent with IFRS. Net Sales with respect to sales of such Product that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of such Product during the applicable period without regard to such non-arm’s length or non-cash sales.

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to the Lender by any Governmental Authority under the laws of which the Lender is organized or in which it maintains its applicable lending office.

“Non-Guarantor Subsidiary” means, subject to the provisions of Section 7.22, any Subsidiary that (i) holds total assets with an aggregate value of less than $250,000 (the “Non-Guarantor Total Assets Threshold”), (ii) is designated by the Borrower to be a Non-Guarantor Subsidiary and (iii) has been approved by the Lender in its sole discretion to be a Non-Guarantor Subsidiary.

“Non-Guarantor Subsidiary Statement” is defined in Section 7.22.

“Non-Guarantor Total Assets Threshold” is defined in the definition of Non-Guarantor Subsidiary.

“Non-Guarantor Aggregate Total Assets Threshold” is defined in Section 7.22.

“Note” means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of Holdings, the Borrower and each Subsidiary arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1.8, whether or not allowed in such proceeding) on the Loans.

“Observer” is defined in Section 7.14.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organic Document” means, relative to Holdings, the Borrower or any Subsidiary, its certificate of incorporation, memorandum and articles of association, by-laws, certificate of partnership, partnership agreement, certificate of formation or incorporation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to Holdings’, the Borrower’s or any Subsidiary’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office, trademark office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Oyster” means Oyster Technology Investments Limited and its Affiliates.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” and “Parties” are defined in the preamble.

“Patent” means any patent, patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, renewals, extensions, restorations, supplemental protection certificates and other additions in connection therewith.

“Pension Plan” means each of the employee remuneration, compensation or retirement planning schemes of any of Holdings, the Borrower or any Subsidiary, including but not limited to those listed or described in Schedule 6.11.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Closing Date by Holdings, the Borrower or the Subsidiaries that is (i) subordinated to the Obligations and all other Indebtedness owing from Holdings, the Borrower or the Subsidiaries to the Lender pursuant to a written subordination agreement satisfactory to the Lender in its sole discretion and (ii) in an amount and on terms approved by the Lender in its sole discretion.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Prepayment Premium” means an amount equal to ten percent (10%) of the principal amount of any prepayment or repayment of the First Tranche Loan or the Second Tranche Loan, as applicable, other than a repayment of all or any portion of the Loans on the Maturity Date.

“Product” means any current or future product or service developed, manufactured, licensed, marketed, sold or otherwise commercialized by Holdings or any of its Subsidiaries (including the Borrower) including any such product or service in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, notified body certificates of conformity, pre and post approvals, manufacturer declarations of conformity, technical files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, notifications, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Products, including all medical device and other standards promulgated by Standards Bodies.

“Qualified Capital Securities” shall mean any Capital Securities that are not Disqualified Capital Securities.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a this Agreement and is:

(a) a bank which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA; or

(b) a building society, within the meaning of Section 256(1) of the TCA, which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA; or

(c) an authorised credit institution under the terms of the European Union Banking Consolidation Directive 2006/48/EC which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA; or

(d)

(i) a body corporate which is, by virtue of the law of a Relevant Territory resident for tax purposes in a Relevant Territory, where that Relevant Territory imposes a tax that generally applies to interest receivable in that territory or member state by companies from sources outside that territory provided that such body corporate does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(ii) a body corporate where the interest payable:

A. is exempted from the charge to tax under a double taxation agreement which has the force of law; or

B. would be exempted from the charge to income tax under a double taxation treaty which has been signed but is not yet in force, on or before the date of payment of the interest, if such double taxation treaty had the force of law when the interest was paid;

provided that such body corporate does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency;

(iii) a US corporation, incorporated in the United States provided the US corporation is incorporated in the US and is subject to US federal tax in the US on its worldwide income provided that such US Corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(e) a US limited liability company (“LLC”), provided the ultimate recipients of the interest would be Qualifying Lenders within paragraph (d)(i), (ii), or (iii) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; provided, however, that the ultimate recipients shall be the Person or Persons with a direct or indirect membership interest in the LLC who would be beneficially entitled to the interest if the LLC was not treated as the beneficial owner of the interest;

(f) a body corporate which advances money in the ordinary course of a trade which includes the lending of money where the interest on the advance is taken into account in computing the trading income of such a person and which has complied with the notification requirements under Section 246(5) of the TCA; or

(g) a qualifying company within the meaning of section 110 of the TCA; or

(h) an investment undertaking within the meaning of section 739B of the TCA.

“Receiving Party” means the Party receiving Confidential Information.

“Recipients” has the meaning set forth in Section 12.16.

“Regulation” is defined in Section 6.22.

“Regulatory Agencies” means any Governmental Authority, assessment body or notified body that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of Holdings, the Borrower or any of the Subsidiaries, including Standards Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, declaration, licenses and permits granted by, submitted to or filed with any Regulatory Agencies, including all Product Authorizations.

“Related Parties” means, with respect to any Person, the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Relevant Territory” means

(a) a member state of the European Union other than Ireland, or

(b) a territory with which Ireland has entered into a double taxation agreement in force by virtue of the provisions of section 826(1) of the TCA, or

(c) a territory with which Ireland has signed a double taxation agreement which will on the completion of the procedures set out in section 826(1) of the TCA have the force of law.

“Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of Holdings, the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of Holdings, the Borrower or any Subsidiary or otherwise, or (iii) the making of any payment to any Affiliate of the Borrower (other than to Holdings or any of its Subsidiaries).

“Revenue Base” means, with respect to any period, the Net Sales of all Products for such period.

“Revenue Commissioners” means the Irish Revenue Commissioners.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Second Tranche Loan” is defined in Section 2.1.

“Second Tranche Loan Closing Date” means the date of the making of the Second Tranche Loan hereunder, which in no event shall be later than November 26, 2014.

“Second Tranche Loan Commitment Amount” means $15,000,000.

“Second Tranche Loan Commitment Termination Date” means the earliest to occur of (i) the Second Tranche Loan Closing Date (immediately after the making of the Second Tranche Loan on such date) and (ii) November 26, 2014, if the Second Tranche Loan shall not have been made hereunder prior to such date.

“Second Tranche Loan Security Documents” is defined in Section 5.18.

“Security Documents” is defined in Section 5.10.

“Series B Preference Shares” means the class of Series B Preference Shares of €0.01 each in the capital of Holdings.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the assets or property of such Person is greater than the total amount of liabilities, including prospective or contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital, (v) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors and (vi) such Person is not unable or has not admitted inability to pay its debts as they fall due or is not or has not been deemed to or declared to be unable to pay its debts under applicable law. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Standards Bodies” means any of the organizations that create, sponsor or maintain safety, quality, performance or other standards, in any applicable jurisdiction including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Holdings (other than the Borrower).

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with IFRS and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Tax Payment” means either the increase in a payment made by the Borrower to any the Lender under Clause 4.3(a) (Tax gross up) or a payment under Clause 4.3(d) (Tax indemnity).

“TCA” means the Taxes Consolidation Act 1997, as amended.

“Termination Date” means the date on which all Obligations have been paid in full in cash and the Commitment shall have terminated.

“Territory” means all of the countries and territories of the world.

“Third Party” means any Person, other than the Borrower or any of its Affiliates.

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Ulster Letter of Credit Account” means the bank account maintained by Ulster Bank Ireland Limited in respect of the committed letter of credit facility provided by Ulster Bank Ireland Limited to the Borrower to guarantee that certain property lease between Eurosilicone SAS and Natiocredimurs, Auxicomi and Ucabail Immobilier, holding not more than the lesser of (i) €420,000 and (ii) 105% of the aggregate face amount of the letter of credit.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly owned Subsidiary” means any direct or indirect Subsidiaries of Holdings or the Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Holdings.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with IFRS, as in effect from time to time; provided that, if either the Borrower or the Lender requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in IFRS or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in IFRS or the application thereof, then such provision shall be interpreted on the basis of IFRS in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings, the Borrower and the Subsidiaries, in each case without duplication.

ARTICLE II

COMMITMENT AND BORROWING PROCEDURES

SECTION 2.1. Commitment. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “First Tranche Loan”) to the Borrower on the Closing Date in an amount equal to (but not less than) the First Tranche Loan Commitment Amount. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Second Tranche Loan”) to the Borrower on the Second Tranche Loan Closing Date in an amount equal to (but not less than) the Second Tranche Loan Commitment Amount. No amounts paid or prepaid with respect to the Loans may be reborrowed.

SECTION 2.2. Borrowing Procedure. The Borrower may irrevocably request that the First Tranche Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. New York time on a Business Day at least one Business Day prior to the proposed Closing Date. The Borrower may irrevocably request that the Second Tranche Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. New York time on a Business Day at least one Business Day prior to the proposed Second Tranche Loan Closing Date.

SECTION 2.3. Funding. After receipt of the Loan Request for the First Tranche Loan, the Lender shall, on the Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the First Tranche Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request. After receipt of the Loan Request for the Second Tranche Loan, the Lender shall, on the Second Tranche Loan Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Second Tranche Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request.

SECTION 2.4. Reduction of the Commitment Amounts. The First Tranche Loan Commitment Amount shall automatically and permanently be reduced to zero on the First Tranche Loan Commitment Termination Date. The Second Tranche Loan Commitment Amount shall automatically and permanently be reduced to zero on the Second Tranche Loan Commitment Termination Date.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.

SECTION 3.2. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of the Loans on the Maturity Date. Prior thereto, payments and prepayments of the Loans shall be made as set forth below.

(a) The Borrower shall have the right, with at least three Business Days’ notice to the Lender, at any time and from time to time to prepay any unpaid principal amount of the Loans, in whole or in part, and any such prepayment shall be allocated to the First Tranche Loan or the Second Tranche Loan, as the case may be, as designated by the Borrower.

(b) Commencing on February 22, 2019, the Borrower shall, on such date and on each three month anniversary thereof, unless waived by the Lender at least three Business Days prior to such date, make a scheduled principal payment of (i) the First Tranche Loan equal to one quarter of the aggregate principal amount of the First Tranche Loan on January 22, 2019 (or such lesser amount as the Lender may specify at least three Business Days prior to such date) and (ii) if the Second Tranche Loan has been funded, the Second Tranche Loan equal to one quarter of the aggregate principal amount of the Second Tranche Loan on January 22, 2019 (or such lesser amount as the Lender may specify at least three Business Days prior to such date).

(c) Within three Business Days of receipt by Holdings, the Borrower or any Subsidiary of any Net Casualty Proceeds, the Borrower shall notify the Lender thereof. If requested by the Lender, the Borrower shall within three Business Days of such request make a mandatory prepayment of the Loans, in an amount equal to 100% of such proceeds (or such lesser amount as the Lender may specify on the date of such request), to be applied as set forth in Section 3.3.

(d) The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Except as set forth in Sections 3.7 and 3.8 below, each prepayment of the Loans made hereunder shall be without premium or penalty.

SECTION 3.3. Application. Except as provided in Section 4.4(b), amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to clauses (c) or (d) of Section 3.2 shall be applied pro rata to the First Tranche Loan and the Second Tranche Loan, and in reverse order of the scheduled repayments set forth in clause (b) of Section 3.2.

SECTION 3.4. Interest Rate. During any applicable Interest Period, the Loans shall accrue interest during such Interest Period at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the higher of (x) the LIBO Rate for such Interest Period and (y) 1.00%. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

SECTION 3.5. Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 5% per annum.

SECTION 3.6. Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:

(a) on the Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) on the last day of each Fiscal Quarter; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and

(d) on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.7. Prepayment Premium. If the Borrower repays or prepays all or any portion of the Loans at any time (other than a repayment of all or any portion of the Loans on the Maturity Date), or if the Loans are required, other than upon the Maturity Date, to be repaid in full or in part (including upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3), such repayment or prepayment shall be accompanied by the Prepayment Premium (in addition to the Additional Interest Premium Amount and the Second Tranche Loan Additional Interest Premium Amount, if applicable).

SECTION 3.8. Additional Interest Premium Payment. Upon the repayment or prepayment of all of the remaining principal amount of the First Tranche Loan at any time (including a repayment of the First Tranche Loan on the Maturity Date), or if the First Tranche Loan is required to be repaid in full (including upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3), such repayment or prepayment shall be accompanied by the Additional Interest Premium Amount (as defined in Section 10.1) (in addition to any Prepayment Premium). Upon the repayment or prepayment of all of the remaining principal amount of the Second Tranche Loan at any time (including a repayment of the Second Tranche Loan on the Maturity Date), or if the Second Tranche Loan is required to be repaid in full (including upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3), such repayment or prepayment shall be accompanied by the Second Tranche Loan Additional Interest Premium Amount (as defined in Section 10.1) (in addition to any Prepayment Premium).

ARTICLE IV

LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. Increased Costs, Etc. The Borrower agrees to reimburse the Lender for any increase in the cost to the Lender of, or any reduction in the amount of any sum receivable by the Lender in respect of, the Lender’s Commitment and the making, continuation or maintaining of the Loans hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively. The Lender shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.2. Increased Capital Costs. If any Change in Law affects the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitment or the Loans made by it hereunder is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.3. Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by Holdings, the Borrower and the Subsidiaries under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by Holdings, the Borrower or any of the Subsidiaries to or on behalf of the Lender under any Loan Document, then:

(i) if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Lender a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.

(d) The Lender confirms to the Borrower that as at the date of this Agreement, it is a Qualifying Lender.

(e) Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, on becoming a Party, and for the benefit of the Borrower, which of the following categories it falls in:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender.

(f) If a Lender fails to indicate its status in accordance with Clause 4.3(e) then such Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Borrower which category applies. The Lender shall from time to time provide such documents and other information which demonstrates its status as a Qualifying Lender (including, without limitation, any proof of the tax residency of the Lender) as the Borrower may reasonably require in connection with any request from the Revenue Commissioners to the Borrower in relation to same.

(g) The Borrower is not required to make an increased payment to a Lender under Clause 4.3(a) or Clause 4.3(i) for or in respect of a Tax Deduction imposed under the laws of Ireland from a payment under this Agreement, if on the date on which the payment falls due the payment could have been made to the Lender without a Tax Deduction if it was a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law after the date it became a Lender under this Agreement.

(h) If the Borrower makes a Tax Payment and the Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) the Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the Borrower equal to the lesser of (i) the amount of the Tax Credit; or (ii) such amount which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(i) The Borrower shall indemnify the Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, the Lender shall not be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Lender for any incremental Taxes that may become payable by the Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Lender, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Lender makes written demand therefor. The Borrower acknowledges that any payment made to the Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply. If the Lender receives a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower, provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund or credit in lieu of refund to such Governmental Authority.

SECTION 4.4. Payments, Computations; Proceeds of Collateral, Etc.

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. New York time on the date due in same day or immediately available funds to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after 11:00 a.m. New York time on any day shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Lender, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

SECTION 4.5. Setoff. The Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of the Lender. The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

SECTION 4.6. LIBO Rate Not Determinable. If prior to the commencement of any Interest Period, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Lender shall give notice thereof to the Borrower as promptly as practicable. In the event of any such determination, the Loans shall, until the Lender has advised the Borrower that the circumstances giving rise to such notice no longer exist, bear interest at the interest rate in effect for the immediately preceding Interest Period.

ARTICLE V

CONDITIONS TO MAKING THE LOANS

SECTION 5.1. Credit Extensions. The obligation of the Lender to make the First Tranche Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in this Article. The obligation of the Lender to make the Second Tranche Loan shall be subject to the prior making of the First Tranche Loan, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in Sections 5.2, 5.3, 5.5, 5.8, 5.12, 5.17 and 5.18.

SECTION 5.2. Secretary’s Certificate, Etc. The Lender shall have received from Holdings, the Borrower and each Subsidiary party to a Loan Document (other than the Excluded Subsidiaries), (i) a copy of a good standing certificate dated a date reasonably close to the Closing Date (or, in the case of (x) the Irish Obligors, a certificate of incorporation issued by the Irish Companies Registration Office or (y) the Mexican Subsidiaries, a copy of their commercial file (folio mercantil)), for each such Person (to the extent good standing certificates are issued in such jurisdiction) and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary (or a director in the case of a Subsidiary incorporated in England or the Isle of Man), Registered Agent, managing member or general partner, as applicable, as to

(a) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary (or a director in the case of a Subsidiary incorporated in England or the Isle of Man), Registered Agent, managing member or general partner, as applicable, of any such Person cancelling or amending the prior certificate of such Person. In relation to the Irish Obligors, the Lender shall have received from each Irish Obligor evidence it has done all that is necessary to comply with section 60 of the Irish Companies Act 1963 in order to enable such Irish Obligor to enter into the Loan Documents and perform its obligations under the Loan Documents.

SECTION 5.3. Closing Date Certificate. The Lender shall have received a Closing Date Certificate, dated as of the Closing Date or the Second Tranche Loan Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct, (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Closing Date, and (c) all of the conditions set forth in this Article V have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.4. Payment of Outstanding Indebtedness, Etc. All Indebtedness identified in Schedule 8.2(b), together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the First Tranche Loan and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Lender shall have received evidence satisfactory to it of such repayment or release (including customary payoff letters and executed deeds of release).

SECTION 5.5. Delivery of Note. The Lender shall have received a Note duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.6. Financial Information, Etc. The Lender shall have received

(a) audited consolidated financial statements of Holdings, the Borrower and the Subsidiaries for each of the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012;

(b) unaudited consolidated balance sheets of Holdings, the Borrower and the Subsidiaries for each fiscal quarter ended after December 31, 2012 up to September 30, 2013, together with the related consolidated statement of operations, shareholder’s equity and cash flows; and

(c) such other financial information as to Holdings, the Borrower and the Subsidiaries and their respective businesses, assets and liabilities as the Lender may reasonably request.

SECTION 5.7. Compliance Certificate. The Lender shall have received an initial Compliance Certificate on a pro forma basis as if the Loan had been made as of January 22, 2014 and as to such items therein as the Lender reasonably requests, dated as of the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.

SECTION 5.8. Solvency, Etc. The Lender shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of Holdings, the Borrower, and each Guarantor dated as of the Closing Date or the Second Tranche Loan Closing Date, as the case may be, in form and substance satisfactory to the Lender.

SECTION 5.9. Guarantee. The Lender shall have received executed counterparts of the Guarantee, dated as of the date hereof, duly executed and delivered by Holdings and each Subsidiary.

SECTION 5.10. Security Documents. The Lender shall have received the security agreements and related documents listed on Schedule 5.10 (the “Security Documents”), each in form and substance satisfactory to the Lender and the Borrower, together with

(a) certificates evidencing all of the issued and outstanding Capital Securities owned by Holdings, the Borrower or any Subsidiary in the Borrower and the Subsidiaries (other than the Excluded Subsidiaries), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Capital Securities that are uncertificated, confirmation and evidence satisfactory to the Lender that the security interest therein has been transferred to and perfected by the Lender in accordance with all laws applicable to the perfection of the pledge of such Capital Securities.

(b) financing statements or appropriate security registration forms suitable in form for naming Holdings, the Borrower and each Subsidiary (other than the Excluded Subsidiaries) as a debtor and the Lender as the secured party, or other similar instruments or documents to be filed under all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests of the Lender pursuant to the Security Documents;

(c) termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any assets of Holdings, the Borrower or any Subsidiary (other than the Excluded Subsidiaries), and (ii) securing any of the Indebtedness identified in Schedule 8.2(b), together with such other termination statements as the Lender may reasonably request from Holdings, the Borrower or any Subsidiary;

(d) landlord access agreements and bailee letters in form and substance satisfactory to the Lender from each landlord to Holdings, the Borrower or any Subsidiary and each other Person that has possession of any collateral securing the Obligations; and

(e) evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of Holdings, the Borrower and each Subsidiary are Controlled Accounts.

SECTION 5.11. [Intentionally Omitted] .

SECTION 5.12. Opinions of Counsel. The Lender shall have received opinions, dated the Closing Date or the Second Tranche Loan Closing Date, as the case may be, and addressed to the Lender, from

(a) Ropes & Gray LLP, U.S. counsel for Holdings, the Borrower and the Subsidiaries, in form and substance satisfactory to the Lender; and

(b) local counsel to the Lender, Holdings, the Borrower and/or the Subsidiaries, as the case may be, in the following jurisdictions, in form and substance, and from counsel, satisfactory to the Lender: Ireland, United Kingdom, Brazil, Mexico, Spain, Isle of Man and France.

SECTION 5.13. Insurance. The Lender shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lender, evidencing coverage required to be maintained pursuant to each Loan Document (other than coverage required to be maintained in the countries of Brazil and France), with the Lender named as loss payee or additional insured, as applicable.

SECTION 5.14. Closing Fees, Expenses, Etc. The Lender shall have received for its own account all fees, costs and expenses due and payable pursuant to Section 12.3.

SECTION 5.15. Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 5.16. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Holdings, the Borrower or any Subsidiary shall be satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

SECTION 5.17. Disclosure Schedules. Immediately prior to the Second Tranche Loan Closing Date, the Borrower shall deliver to the Lender the Schedules required by Article VI, which Schedules shall be acceptable to the Lender in its sole discretion.

SECTION 5.18. Second Tranche Loan Security Documents. The Lender shall have received the security agreements and related documents listed on Schedule 5.18 (the “Second Tranche Loan Security Documents”) and the Confirmation Agreement, each in form and substance satisfactory to the Lender and the Borrower.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants, in each case (unless otherwise stated) on the Closing Date and on the Second Tranche Loan Closing Date, to the Lender as set forth in this Article (with corresponding Schedules delivered on the Closing Date and the Second Tranche Loan Closing Date).

SECTION 6.1. Organization, Etc. Holdings, the Borrower and each Subsidiary (other than with respect to Dreamxcell GmbH as a result of its being in liquidation) is (a) duly incorporated, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except with respect to clause (b), where the failure to be so would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2. Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by Holdings, the Borrower and each Subsidiary of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene (i) Holdings’, the Borrower’s or any such Subsidiary’s Organic Documents, (ii) any court decree or order binding on or affecting Holdings, the Borrower or any such Subsidiary or (iii) in any material respect, any law or governmental regulation binding on or affecting Holdings, the Borrower or any such Subsidiary; or

(b) result in (i) or require the creation or imposition of any Lien on Holdings’, the Borrower’s or any such Subsidiary’s properties (except as permitted by this Agreement) or (ii) a default under any material contract, agreement, or instrument binding on or affecting Holdings, the Borrower or any such Subsidiary.

SECTION 6.3. Government Approval, Regulation, Etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than (x) those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect and (y) filings necessary to perfect the Liens on the Collateral) is required for the due execution, delivery or performance by Holdings, the Borrower or any Subsidiary of any Loan Document to which it is a party.

SECTION 6.4. Validity, Etc. Each Loan Document to which Holdings, the Borrower or any Subsidiary is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5. Financial Information. The financial statements of Holdings, the Borrower and the Subsidiaries furnished to the Lender pursuant to Sections 5.6 and 7.1, other than as disclosed in Schedule 6.5, have been prepared in accordance with IFRS, consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6. No Material Adverse Change. There has been no material adverse change in the business, financial performance or condition, operations (including the results thereof), assets, properties or prospects of Holdings, the Borrower and the Subsidiaries (taken as a whole) since December 31, 2012.

SECTION 6.7. Litigation, Labor Matters and Environmental Matters.

(a) Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $50,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(b) There are no labor disputes or controversies pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $50,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transaction contemplated hereby.

(c) None of Holdings, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”) , except where the failure would not reasonably be expected to have a Material Adverse Effect, (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, other than, with respect to clauses (ii), (iii) and (iv), Environmental Liabilities that do not exceed $100,000.

SECTION 6.8. Subsidiaries. Holdings has no Subsidiaries except those Subsidiaries which are identified in Schedule 6.8 (which Schedule also identifies the direct owners of the Capital Stock of such Subsidiaries) or which are permitted to have been organized or acquired after the Closing Date in accordance with Section 8.5 or Section 8.7.

SECTION 6.9. Ownership of Properties. Holdings, the Borrower and each Subsidiary owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.3.

SECTION 6.10. Taxes. Other than as disclosed in Schedule 6.10, Holdings, the Borrower and each Subsidiary has filed all income tax returns and reports and all other material tax returns and reports required by law to have been filed by it and has paid all material Taxes due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS shall have been set aside on its books.

SECTION 6.11. Benefit Plans, Etc. Other than as disclosed in Schedule 6.11, none of Holdings, the Borrower or any of the Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. Other than as disclosed in Schedule 6.11, none of Holdings, the Borrower or any of the Subsidiaries is a party to any collective bargaining agreement, and none of the employees of Holdings, the Borrower or any of the Subsidiaries are subject to any collective bargaining agreement. Each “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits and that is sponsored by Holdings, the Borrower or any of their ERISA Affiliates intended to be tax qualified under section 401 or 501 of the Code has a determination letter or opinion letter from the Internal Revenue Service on which it is entitled to rely, and no assets of any such plan are invested in Capital Securities of Holdings or the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by Holdings, the Borrower or any

Subsidiary has complied in all material respects with its terms and applicable law. Each Pension Plan is fully funded in accordance with the recommendations of the trustees of such scheme and based on reasonable actuarial assumptions and recommendations and no Irish Obligor has any liability in respect of any other pension scheme and there are no circumstances which may give rise to such a liability. Each Irish Obligor is (to the extent relevant) in compliance with the terms of its Pension Plan and all applicable laws including the Irish Pensions Act 1990 and contracts relating to such pension schemes. Neither Holdings nor Intermediate Holdings has, or has ever had, any employees, and has no obligation in respect of any retirement benefit or occupational pension scheme.

SECTION 6.12. Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Lender by or on behalf of Holdings, the Borrower or any Subsidiary in connection with any Loan Document or any transaction contemplated hereby, in each case, as modified or supplemented by other information so furnished, other than projections and information of a general economic or general industry nature, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading in light of the circumstances under which such statements were made. The projections heretofore or contemporaneously furnished in writing to the Lender by or on behalf of Holdings, the Borrower or any Subsidiary were prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood that any such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projection will be realized, that actual results during the period or periods covered by such projections may differ from projected results and that such differences may be material.

SECTION 6.13. Regulations U and X. None of Holdings, the Borrower or any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14. Solvency. Each of the Borrower, Holdings, and each Subsidiary, both before and after giving effect to the Loans, is Solvent.

SECTION 6.15. Intellectual Property.

(a) Schedule 6.15(a) sets forth a complete and accurate list as of the Closing Date or Second Tranche Loan Closing Date, as the case may be, of all (i) Patents, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks, (iii) any other registered Intellectual Property and (iv) any material unregistered Intellectual Property, in each case owned or licensed by Holdings, the Borrower or any of the Subsidiaries (or any distributor of Holdings, the Borrower or any of the Subsidiaries, to the extent such Intellectual Property is held by such distributor primarily for Holdings, the Borrower and/or any of the Subsidiaries) (together, “GCA Intellectual Property”). For each item of GCA Intellectual Property listed on Schedule 6.15(a), the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents, (E) the owner of such item of GCA Intellectual Property and (F) with respect to GCA Intellectual Property owned by any third party, the agreement pursuant to which that Intellectual Property is licensed to Holdings, the Borrower or any Subsidiary.

(b) With respect to all GCA Intellectual Property:

(i) Holdings, the Borrower, a Subsidiary, or a distributor, as the case may be, owns or has a valid license to such GCA Intellectual Property free and clear of any and all Liens other than Liens permitted pursuant to Section 8.3 and all registered GCA Intellectual Property is in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned;

(ii) each of Holdings, the Borrower and the Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect the GCA Intellectual Property and there are no unpaid maintenance or renewal fees payable by Holdings, the Borrower, any of the Subsidiaries or any distributor that are currently overdue for any registered GCA Intellectual Property;

(iii) there is no action, suit or proceeding before a court, arbitrator or other competent body challenging the validity or enforceability of any GCA Intellectual Property, none of Holdings, the Borrower or any of the Subsidiaries is involved in any such proceeding with any Person and none of the GCA Intellectual Property is the subject of any Other Administrative Proceeding;

(iv) to the knowledge of the Borrower, (A) the GCA Intellectual Property is valid, enforceable and subsisting and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of the GCA Intellectual Property;

(v) each of Holdings, the Borrower, each Subsidiary and each distributor is the sole and exclusive owner of all right, title and interest in and to all GCA Intellectual Property that is owned by it; and

(vi) any GCA Intellectual Property owned by a distributor may not be used by such distributor for any Person other than Holdings, the Borrower or any Subsidiary and is required to be transferred as directed by Holdings, the Borrower or a Subsidiary upon such distributor no longer being a distributor for Holdings, the Borrower or a Subsidiary.

(c) To the knowledge of the Borrower, no third party is committing any act of Infringement of any GCA Intellectual Property.

(d) With respect to each license agreement required to be listed on Schedule 6.15(a), such license agreement (i) is in full force and effect (ii) has not been amended or otherwise modified and (iii) has not suffered a default or material breach thereunder.

(e) Except as set forth on Schedule 6.15(e), none of Holdings, the Borrower or any of the Subsidiaries has received written notice from any third party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of a third party and, to the knowledge of the Borrower, the conduct of its business and the business of Holdings and the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any third party.

(f) Holdings, the Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their respective commercially significant GCA Intellectual Property.

SECTION 6.16. Material Agreements. Set forth on Schedule 6.16 is a complete and accurate list as of the Closing Date or Second Tranche Loan Closing Date, as the case may be, of all Material Agreements of Holdings, the Borrower or any of the Subsidiaries, with an adequate description of the parties thereto, subject matter thereof and amendments and modifications thereto. Each such Material Agreement (i) is in full force and effect and is binding upon and enforceable against Holdings, the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default thereunder. None of Holdings, the Borrower or any of the Subsidiaries has taken any action that would permit any other Person party to any Material Agreement to have, and no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

SECTION 6.17. Permits. Other than as disclosed in Schedule 6.17, Holdings, the Borrower and the Subsidiaries have all Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of their business and the distribution of the Products. All such Permits are validly held and there are no defaults thereunder.

SECTION 6.18. Regulatory Matters.

(a) Set forth on Schedule 6.18(a) is a complete and accurate list as of the Closing Date of all Regulatory Authorizations relating to Holdings, the Borrower or any Subsidiary, the conduct of their business and the Products (on a per Product basis). Except as set forth on Schedule 6.18(a) and as of the date hereof, all such Regulatory Authorizations are (i) legally and beneficially owned exclusively by Holdings, the Borrower or one of the Subsidiaries, free and clear of all Liens other than Liens permitted pursuant to Section 8.3, and (ii) validly maintained and, where necessary, registered and on file with the applicable Governmental Authority, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority. All required notices, registrations and listings, supplemental applications or notifications, reports (including field reports, medical device reports or other reports of adverse experiences) and other required filings with respect to the Products have been filed with all applicable Governmental Authorities.

(b) Except as set forth on Schedule 6.18(b) and without limiting the generality of any other representations and warranties made by the Borrower, (i) the Products, as well as the business of Holdings, the Borrower and any Subsidiary, comply in all material respects with (A) all applicable laws, rules, regulations, orders, injunctions, decrees and requirements of all applicable Governmental Authorities, and (B) all Product Authorizations and other Regulatory Authorizations; (ii) Holdings, the Borrower, the Subsidiaries and their respective suppliers have not received in the last five years any inspection reports, warning letters, notices of adverse findings or similar documents with respect to any Product from any Governmental Authority that assert lack of compliance with any applicable laws, rules, regulations, orders, injunctions, or decrees; (iii) there is no pending regulatory or notified body action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against Holdings, the Borrower or any of the Subsidiaries or any of their respective suppliers with respect to the Products, and there is no basis for any adverse regulatory or notified body action against Holdings, the Borrower or any of the Subsidiaries or, to the knowledge of the Borrower, their respective suppliers with respect to the Products; and (iv) without limiting the foregoing, in the last five years, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, clinical holds, marketing suspensions, removals or the like conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Governmental Authority or otherwise, with respect to any Product, (2) no such product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like have been requested, demanded or ordered by any Governmental Authority, and there is no basis for the issuance of any such product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like by any Person with respect to any Products, and (B) no criminal, injunctive, seizure, detention or civil penalty actions have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Products, there are no consent decrees (including plea agreements) which relate to any Products, and there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Governmental Authority relating to the Products or for the issuance of any consent decrees. None of Holdings, the Borrower, any of the Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable law, rule or regulation.

(c) Except as set forth in Schedule 6.18(c), in all material respects with respect to Products, (i) all design, manufacturing, storage, distribution, packaging, labeling, recordkeeping and other activities by Holdings, the Borrower, the Subsidiaries and, to the knowledge of the Borrower, their respective suppliers relating to the Products have been conducted, and are currently being conducted, in compliance with the applicable requirements of all applicable Governmental Authorities, including, without limitation, current good manufacturing practices and adverse event reporting requirements, (ii) none of Holdings, the Borrower, any of the Subsidiaries, or, to the

knowledge of the Borrower, any of their respective suppliers has received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of or to enjoin production of the Products at any facility, and (iii) all applicable post-approval and post-clearance procedures and activities have been carried out, and have been carried out in accordance with the requirements of the Regulatory Authorizations, relevant Governmental Authorities and all applicable laws, rules and regulations. Except as set forth in Schedule 6.18(c), no Product sold by or in the inventory of Holdings, the Borrower or any of the Subsidiaries is adulterated or misbranded or otherwise in non-compliance with applicable essential requirements. All labels and labeling (including package inserts), product information, advertising and promotional materials and activities are in compliance with applicable Governmental Authority requirements, and the Products are in compliance with all classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of all applicable Governmental Authorities.

(d) The Borrower has made available to the Lender complete and accurate summaries of all inspection reports relating to the Products from relevant Governmental Authorities, copies of all warning letters and other communications from relevant Governmental Authorities suggesting non-compliance of the Products with Applicable Law, in each case received by Holdings, the Borrower or any of the Subsidiaries during the last five years prior to the date hereof.

(e) All studies, tests and preclinical and clinical trials conducted relating to the Products, in all material respects, by or on behalf of Holdings, the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective licensees, licensors and third party services providers and consultants, have been conducted, and are currently being conducted, in full compliance with all applicable laws, current good clinical practices and current good laboratory practices and all similar applicable laws, rules and regulations. The summaries and descriptions of any of the foregoing provided to the Lender are accurate and contain no material omissions. None of Holdings, the Borrower, any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective licensees, licensors or third party services providers or consultants, has received from any applicable Governmental Authority any notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(f) There has been no material untrue statement of fact and no fraudulent statement made by Holdings, the Borrower, any of the Subsidiaries, or any of their respective agents or representatives to any Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to any Regulatory Agency.

(g) The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair Holdings’, the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner.

SECTION 6.19. Transactions with Affiliates. Except as set forth on Schedule 6.19, and other than in respect of transactions exclusively between such parties, none of Holdings, the Borrower or any Subsidiary has entered into, renewed, extended or been a party to, any transaction or agreement (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates during the three-year period immediately prior to the Closing Date.

SECTION 6.20. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.21. OFAC. Except as set forth on Schedule 6.21, none of Holdings, the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective Related Parties (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions. From and after 90 days following the Closing Date, none of Holdings, the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective Related Parties will engage in any transaction with a Person who is the subject of any Sanctions or any Person located, organized or residing in the countries of Iran or Syria.

SECTION 6.22. Holding Companies; Excluded Subsidiaries. Except as set forth on Schedule 6.22, each of Holdings, Intermediate Holdings and GC Aesthetics France SAS is a passive holding company with no operations, no assets (other than ownership of Capital Securities of the Borrower or other Subsidiaries and such immaterial assets as are incidental to its status as a holding company) and no liabilities (other than the Obligations under the Loan Documents and such immaterial liabilities as are incidental to its status as a holding company). The Excluded Subsidiaries are dormant Subsidiaries with assets with an aggregate value of less than $10,000, no operations and no liabilities that any Guarantor may be liable for. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), in the case of Holdings and each if its Subsidiaries which are incorporated in the European Union, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

SECTION 6.23. Deposit and Disbursement Accounts. Set forth on Schedule 6.23 is a complete and accurate list as of the Closing Date or Second Tranche Loan Closing Date, as the case may be, of all banks and other financial institutions at which Holdings, the Borrower or any Subsidiary maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account is a Controlled Account.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, the Borrower and Holdings will, and will cause the Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1. Financial Information, Reports, Notices, Etc. The Borrower will furnish the Lender copies of the following financial statements, reports, notices and information:

(a) [Intentionally Omitted]

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of Holdings, the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments);

(c) as soon as available and in any event within 180 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Holdings, the Borrower and the Subsidiaries, and the related consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Lender, which shall include a calculation of the financial covenants set forth in Section 8.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(d) concurrently with the delivery of financial information pursuant to clause (b) or (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8) and (iii) stating that no real property has been acquired by Holdings, the Borrower or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any real property has been acquired since the delivery of the last Compliance Certificate, a statement that the Borrower has complied with Section 7.8 with respect to such real property);

(e) as soon as available and in any event within 45 days after the end of each Fiscal Year (or, in the case of the Fiscal Year ended December 31, 2013, 60 days after the end of such Fiscal Year), an annual operating plan for Holdings, the Borrower and the Subsidiaries for the following Fiscal Year, which (i) includes a statement of all material assumptions on which such plan is based, (ii) includes an annual budget (by month) for the following Fiscal Year, and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which the operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities;

(f) as soon as possible and in any event within three days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;

(g) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7 or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Lender requests, copies of all documentation relating thereto; provided that, notice of any product liability claims commenced in the ordinary course of business may be provided in a report delivered within 45 days after the end of each Fiscal Quarter for the Fiscal Quarter most recently ended;

(h) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of any return, recovery, dispute or claim related to Product or inventory that involves more than $200,000; provided that, notice of any product liability claims commenced in the ordinary course of business may be provided in a report delivered within 45 days after the end of each Fiscal Quarter for the Fiscal Quarter most recently ended;

(i) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of (i) any claim that Holdings, the Borrower, any of the Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan, (ii) any effort to unionize the employees of Holdings, the Borrower or any Subsidiary, or (iii) correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under Section 401(a) of the Code;

(j) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which Holdings, the Borrower or any of the Subsidiaries files with the SEC or any national securities exchange;

(k) promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to Holdings, the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(l) such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate); and

(m) within 45 days after the end of each Fiscal Quarter for the Fiscal Quarter most recently ended, a report listing (i) all Material Agreements entered into during such Fiscal Quarter and (ii) all existing Material Agreements amended or terminated during such Fiscal Quarter.

SECTION 7.2. Maintenance of Existence; Compliance with Contracts, Laws, Etc. Each of Holdings, the Borrower, and each Subsidiary will preserve and maintain its legal existence (except as otherwise permitted by Section 8.7), perform in all material respects its obligations under Material Agreements to which Holdings, the Borrower or any of the Subsidiaries is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon Holdings, the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS have been set aside on the books of Holdings, the Borrower or any of the Subsidiaries, as applicable.

SECTION 7.3. Maintenance of Properties. Each of Holdings, the Borrower and the Subsidiaries will maintain, preserve, protect and keep its and their respective material properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by Holdings, the Borrower or any of the Subsidiaries may be properly conducted at all times, unless Holdings, the Borrower or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of Holdings, the Borrower or any of the Subsidiaries or the Disposition of such property is otherwise permitted by Section 8.7 or Section 8.8.

SECTION 7.4. Insurance. Each of Holdings, the Borrower and each of the Subsidiaries will maintain:

(a) insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as each of Holdings, the Borrower and the Subsidiaries, as applicable; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Lender as mortgagee and loss payee (in the case of property insurance) and additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without the prior written consent of the Lender and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.5. Books and Records. Each of Holdings, the Borrower and each of the Subsidiaries will keep books and records in accordance with IFRS which accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit Holdings’, the Borrower’s or any of the Subsidiaries’ offices, to discuss Holdings’, the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss Holdings’, the Borrower’s and any of the Subsidiaries’ financial and other matters with the Lender or its representatives whether or not any representative of Holdings, the Borrower or any of the Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records. The Lender shall give the Borrower the opportunity to participate in any discussions with the Borrower’s or any Subsidiary’s independent public accountants. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section; provided, that excluding any such visits and inspections during the continuation of any Event of Default, the fees and expenses of the Lender and its representatives shall be paid by the Borrower for only one such visit during any calendar year.

SECTION 7.6. Environmental Law Covenant. Each of Holdings, the Borrower and each of the Subsidiaries will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, and (ii) promptly notify the Lender of, and provide the Lender with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. Holdings, the Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities, and shall keep the Lender informed as to the progress of same.

SECTION 7.7. Use of Proceeds. The Borrower will apply the proceeds of the First Tranche Loan or the Second Tranche Loan, as the case may be, according to the sources and uses table in Schedule 7.7.

SECTION 7.8. Future Guarantors, Security, Etc. Holdings, the Borrower and each Subsidiary (other than the Excluded Subsidiaries and any Non-Guarantor Subsidiary) will execute any documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law (including the laws of each jurisdiction in which Holdings or any of its Subsidiaries is organized), or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will prior to or concurrently with the acquisition or formation of any new Subsidiary (other than any new Subsidiary that is a Non-Guarantor Subsidiary) cause such Subsidiary and, in the case of any Subsidiary which ceases to be a Non-Guarantor Subsidiary in accordance with the terms of Section 7.22, will cause such Subsidiary within 90 days of such cessation, to execute a supplement (in form and substance satisfactory to the Lender) to the Guarantee and each other applicable Loan Document in favor of the Lender, and shall enter into such other security agreements and take such other actions as may be required or reasonably requested for the Lender to have a valid first priority Lien (or Liens with a priority immediately junior to other Liens in favor of the Lender, as the case may be) on and security interest in all of the assets of such Subsidiary, subject to no other Liens (other than Liens permitted by Section 8.3). The Borrower will promptly notify the Lender of any subsequently acquired real property and will provide the Lender with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of Holdings, the Borrower and each of the Subsidiaries (other than the Excluded Subsidiaries and any Non-Guarantor Subsidiary) will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Lender shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of Holdings, the Borrower and the Subsidiaries (including real property and personal property acquired subsequent to the Closing Date). Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Lender, and Holdings, the Borrower and each of the Subsidiaries shall deliver or cause to be delivered to the Lender all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as the Lender shall reasonably request to evidence compliance with this Section.

SECTION 7.9. Obtaining of Permits, Etc. With respect to Products, each of Holdings, the Borrower and each of the Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all Permits and accreditations which are necessary in the proper conduct of its business.

SECTION 7.10. Product Licenses. Holdings, the Borrower and each of the Subsidiaries shall (i) maintain each Permit, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which Holdings, the Borrower or any of the Subsidiaries are required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the Products and (ii) promptly provide evidence of same to the Lender.

SECTION 7.11. Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc. With respect to the Products, each of Holdings, the Borrower and each of the Subsidiaries will (i) maintain in full force and effect all Regulatory Authorizations (including the Product Authorizations), contract rights, authorizations or other rights necessary for the Products and the operations of its business; (ii) notify the Lender, promptly after learning thereof, of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by Holdings, the Borrower, any of the Subsidiaries or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item; (iii) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all GCA Intellectual Property; (iv) notify the Lender, promptly after learning thereof, of any Infringement or other violation by any Person of its Intellectual Property and pursue any such Infringement or other violation except where Holdings, the Borrower or any of the Subsidiaries determine that it is not commercially reasonable to do so; (v) use commercially reasonable efforts to pursue legal protection for all new Intellectual Property developed or controlled by Holdings, the Borrower or any of the Subsidiaries; and (vi) notify the Lender, promptly after learning thereof, of any claim by any Person that the conduct of Holdings’, the Borrower’s or any of the Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person and, if requested by the Lender, use commercially reasonable efforts to resolve such claim.

SECTION 7.12. Inbound Licenses. Each of Holdings, the Borrower and the Subsidiaries will, promptly after entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public): (i) provide written notice to the Lender of the material terms of such license or agreement with a description of its anticipated and projected impact on Holdings’, the Borrower’s and the Subsidiaries’ business and financial condition; and (ii) take such commercially reasonable actions as the Lender may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Lender to be granted and perfect a valid security interest in such license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement.

SECTION 7.13. Cash Management. Each of Holdings, the Borrower and the Subsidiaries (other than any Non-Guarantor Subsidiary) will:

(a) maintain a current and complete list of all bank accounts (of the type initially set forth on Schedule 6.23) and promptly deliver any updates to such list to the Lender; execute and maintain an account control agreement, composite debenture incorporating a fixed charge or other agreement that may be required under applicable law for the Lender to have a perfected first priority fixed security interest in all cash and Cash Equivalent Investments of Holdings and its Subsidiaries for each such account (other than the Ulster Letter of Credit Account), in form and substance reasonably acceptable to the Lender (each such account, a “Controlled Account”); and maintain each such account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations (and in which Holdings, the Borrower and the Subsidiaries shall have granted a Lien to the Lender);

(b) deposit promptly, and in any event no later than two Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Lender, promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Lender.

SECTION 7.14. Board Observation Rights.

(a) The Borrower shall permit one (1) person representing the Lender (the “Observer”) to attend and observe (but not vote) at all meetings of the board of directors (and any committee thereof) of Holdings or any Subsidiary of Holdings, whether in person, by telephone or otherwise. The Borrower shall notify the Observer in writing at least five (5) Business Days in advance of (i) the date and time for each general or special meeting of the board of directors (or any committee thereof) of Holdings and each Subsidiary and (ii) the adoption of any resolutions or actions by written consent (describing, in reasonable detail, the nature and substance of such action). The general meetings of Holdings shall take place on no less than a quarterly basis. The Borrower shall concurrently deliver to the Observer all notices and any materials delivered to the board of directors or any committees thereof in connection with a board meeting of Holdings and each Subsidiary or action to be taken by written consent, including a draft of any material resolutions or actions proposed to be adopted by written consent. Any such materials delivered to the Observer shall also be delivered by the Borrower to the Lender. The Observer shall be free prior to such meeting or adoption by consent to contact the board of directors and discuss the pending actions to be taken.

(b) The Borrower (or Holdings or its Subsidiaries, as applicable) shall pay the Observer’s reasonable out-of-pocket expenses (including the cost of travel, meals and lodging) in connection with the attendance of such meetings.

(c) If an issue is to be discussed or otherwise arises at any meeting of the board of directors (or any committee thereof) of Holdings or any Subsidiary of Holdings which, in the reasonable good faith judgment of the board of directors, is not appropriate to be discussed in the presence of the Observer in order to avoid a conflict of interest on the part of such Observer or to preserve an attorney-client privilege, then such issue may be discussed without the Observer being present and any materials delivered to the board of directors pertaining to such issue need not be delivered to the Observer, so long as the Observer is given notice of the occurrence of such judgment by the board of directors, that the Observer is being excused, and that certain materials will not be delivered to the Observer.

SECTION 7.15. Amendment to Holdings’ Charter. Within 60 days of the Closing Date, Holdings shall amend its Memorandum and Articles of Association to amend the terms of the Series B Preference Shares such that the Series B Preference Shares are not Disqualified Capital Securities.

SECTION 7.16. GCA (IP) Employee Shares. Within 60 Days of the Closing Date, the GCA (IP) Employee shares shall be wholly-owned by GC Aesthetics (IP) Limited.

SECTION 7.17. [Intentionally Omitted]

SECTION 7.18. Insurance. Within 30 days of the Closing Date, the Lender shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lender, evidencing coverage required to be maintained in the countries of Brazil and France pursuant to the applicable Loan Documents, with the Lender named as loss payee or additional insured, as applicable.

SECTION 7.19. Eurosilicone Loan Agreement. Within 20 days of the Closing Date, the Borrower shall have entered into an intra-group loan agreement with Eurosilicone SAS in form and substance satisfactory to Lender pursuant to which the Borrower will grant to Eurosilicone SAS a loan facility in an aggregate principal amount of up to €5,000,000. Within 20 days of the Second Tranche Loan Closing Date, the Borrower shall have entered into an intra-group loan agreement with Eurosilicone SAS in form and substance satisfactory to Lender pursuant to which the Borrower will grant to Eurosilicone SAS a loan facility in an aggregate principal amount of up to €3,000,000.

SECTION 7.20. Kocak Employment Agreement. Within 30 days of the Closing Date, Holdings (or such of the Subsidiaries as may be appropriate) shall have entered into an employment agreement with Ayse Kocak in form and substance reasonably satisfactory to the Lender.

SECTION 7.21. Distribution Agreements. Holdings, the Borrower and Eurosilicone SAS will use best efforts to cause Eurosilicone SAS to enter into distribution agreements, in form and substance reasonably satisfactory to the Lender, within 90 days following the Closing Date for distribution of Products in the countries of Cyprus, the Czech Republic, Switzerland and Liechtenstein. Holdings, the Borrower and Eurosilicone SAS will use commercially reasonable efforts to cause Eurosilicone SAS to enter into distribution agreements, in form and substance reasonably satisfactory to the Lender, following the Closing Date for distribution of Products in the countries of Belgium, Bulgaria, Estonia, Georgia, Iceland, the Republic of Moldova, Poland and Sweden.

SECTION 7.22. Non-Guarantor Subsidiaries. As soon as available and in any event within 45 days after the end of each Fiscal Quarter, the Borrower shall furnish the Lender with an unaudited statement of the value (in U.S. Dollars) of the total assets of each Non-Guarantor Subsidiary (the “Non-Guarantor Subsidiary Statement”). In the event that the Non-Guarantor Subsidiary Statement shows that any Non-Guarantor Subsidiary holds at any time total assets with an aggregate value exceeding the Non-Guarantor Total Asset Threshold, such Subsidiary shall no longer be a Non-Guarantor Subsidiary and shall be subject immediately to all obligations applicable to a Subsidiary set forth in this Agreement. In the event that the Non-Guarantor Subsidiary Statement shows that all the Non-Guarantor Subsidiaries together hold at any time total assets with an aggregate value exceeding $500,000 (the “Non-Guarantor Aggregate Total Assets Threshold”), then such Non-Guarantor Subsidiaries as are required to ensure that the aggregate value of total assets of all remaining Non-Guarantor Subsidiaries does not exceed the Non-Guarantor Aggregate Total Assets Threshold shall no longer be Non-Guarantor Subsidiaries (working downwards on the basis of total asset value starting with the Non-Guarantor Subsidiary with the greatest total asset value) and shall be subject immediately to all obligations applicable to Subsidiaries set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, until such time as a Subsidiary has executed a Guarantee and each other applicable Loan Document in favor of the Lender, and shall have entered into such other security agreements and taken such other actions as may be required or reasonably requested for the Lender to have a valid first priority Lien (or secondary Liens with a priority immediately junior to other Liens in favor of the Lender, as the case may be) on and security interest in all of the assets of such Subsidiary, subject to no other Liens (other than Liens permitted by Section 8.3), such Subsidiary shall be deemed to be a Non-Guarantor Subsidiary for purposes of Section 8.2 and Section 8.5 hereof.

SECTION 7.23.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, Holdings, the Borrower and the Subsidiaries will perform or cause to be performed the obligations set forth below.

SECTION 8.1. Business Activities. None of Holdings, the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.

SECTION 8.2. Indebtedness. None of Holdings, the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Schedule 8.2(b);

(c) Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c), and refinancing, or in respect of any letters of credit or revolving credit facilities the renewal, extension or revalidation of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);

(d) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $1,000,000;

(e) purchase money Indebtedness and Capitalized Lease Liabilities in an aggregate amount at any time outstanding not to exceed $100,000;

(f) Permitted Subordinated Indebtedness;

(g) Indebtedness of any Guarantor or the Borrower owing to any Guarantor or the Borrower (provided that any such Indebtedness shall be subordinated to the Obligations on terms and conditions satisfactory to the Lender);

(h) Indebtedness of any Non-Guarantor Subsidiary owing to the Guarantor or the Borrower in an aggregate amount at any time outstanding not to exceed $100,000;

(i) other Indebtedness of Holdings, the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $500,000;

(j) Hedging Obligations approved by the lender;

(k) Contingent Liabilities of the Borrower or any Subsidiary (other than any Excluded Subsidiary) incurred in the ordinary course of business, consistent with past practice in respect of Indebtedness and other obligations permitted hereunder of the Borrower or any Subsidiary (other than any Excluded Subsidiary);

(l) Indebtedness of Holdings in respect of the Series B Preference Shares (provided that any such Indebtedness shall only be permitted until the earlier of (i) 60 days following the Closing Date and (ii) the Charter Amendment Date); and

(m) Indebtedness of the Borrower in respect of outstanding interest owed under the loan note issued on July 31, 2012 in favor of Mr. Paul White (provided that within 30 days following the Closing Date any such Indebtedness shall be paid in full or converted into Series B Preference Shares at a price of $2.22181 per Series B Preference Share);

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (f) or (i) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom, other than refinancing Indebtedness.

SECTION 8.3. Liens. None of Holdings, the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 8.2;

(c) Liens existing as of the Closing Date and disclosed in Schedule 8.3(c) securing Indebtedness described in clause (c) of Section 8.2, and refinancings of such Indebtedness, and any Lien not currently existing but disclosed in Schedule 8.3(c) in respect of any letters of credit or revolving credit facilities contained therein (as such facilities may be extended, renewed or revalidated from time to time in accordance with the terms hereof) as being required to be provided by Holdings, Borrower or any

Subsidiary in the event such letters of credit or revolving credit facilities are utilized by such Persons from time to time; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(d) Liens securing Indebtedness of Holdings, the Borrower or the Subsidiaries permitted pursuant to Section 8.2(e) (provided that (i) such Liens shall be created within 180 days of the acquisition of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property so financed);

(e) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS shall have been set aside on its books;

(f) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(g) judgment Liens which do not result in an Event of Default under Section 9.1.6;

(h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(i) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS shall have been set aside on its books;

(j) leases, licenses, subleases or sublicenses otherwise permitted hereunder and granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries or (ii) secure any Indebtedness; and

(k) Liens arising by operation of law and in the ordinary course of trading and not as a result of any default or omission of any of Holdings, the Borrower or any Subsidiary.

SECTION 8.4. Financial Covenants.

SECTION 8.4.1. Minimum Liquidity. The Liquidity of the Borrower shall not be less than €3,000,000 at any time. The Borrower shall maintain an amount equal to the amount required under this Section 8.4.1, along with its other cash and Cash Equivalent Investments, in a Controlled Account.

SECTION 8.4.2. Revenue Base. The Revenue Base for any Fiscal Quarter shall not be less than €7,500,000, except that in respect of the first Fiscal Quarter ending in 2014 the Revenue Base shall not be less than €7,000,000.

SECTION 8.5. Investments. None of Holdings, the Borrower or any of the Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified in Schedule 8.5(a);

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by Holdings, the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f) Investments by the Borrower or any Guarantor in the Borrower or any Guarantor;

(g) other Investments in an amount not to exceed $500,000 over the term of this Agreement;

(h) Investments by the Borrower or any Guarantor in any Non-Guarantor Subsidiary in an aggregate amount at any time not to exceed $100,000; and

(i) Contingent Liabilities incurred in the ordinary course of business, consistent with past practice in respect of (x) Indebtedness permitted under Section 8.2 and (y) other obligations of the Borrower or any Guarantor not constituting Indebtedness; and

(j) Investments consisting of Hedging Obligations approved by the Lender; provided that,

(i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(ii) no Investment otherwise permitted by clause (g) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 8.6. Restricted Payments, Etc. Other than payments set forth in Schedule 8.6 (which payments shall only be made in respect of fees accrued after the Closing Date and if no Event of Default has occurred and is continuing), none of Holdings, the Borrower or any of the Subsidiaries will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than (i) Restricted Payments made by the Borrower or any of the Subsidiaries to the Borrower or any Guarantor, (ii) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in Capital Securities (other than Disqualified Capital Securities of such Person, and (iii) Holdings and each Subsidiary may purchase, redeem or otherwise acquire Capital Securities issued by it with the proceeds received from the substantially concurrent issue of new shares of its Qualified Capital Securities; provided that, no Restricted Payments shall be made in respect of the GCA (IP) Employee Shares for so long as they are not wholly-owned by Holdings, the Borrower and the Subsidiaries.

SECTION 8.7. Consolidation, Merger, Permitted Acquisitions, Etc. None of Holdings, the Borrower or any of the Subsidiaries will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except that, so long as no Event of Default has occurred and is continuing (or would occur) and the respective companies are organized in the same jurisdiction, any Guarantor may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Guarantor.

SECTION 8.8. Permitted Dispositions. None of Holdings, the Borrower or any of the Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition (i) is inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (ii) is permitted by Section 8.7, (iii) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; (iv) Dispositions of inventory by the Borrower or any Guarantor to the Borrower or any Guarantor, in the ordinary course of business, consistent with past practice; (v) Dispositions of materially delinquent accounts receivable in connection with the collection or compromise thereof in the ordinary course of business, consistent with past practice, but excluding for the avoidance of doubt any such Disposition in connection with any securitization, factoring or similar transaction, or for the purpose of providing financing; (vi) Dispositions of cash and Cash Equivalents; (vii) Dispositions as a result of condemnation; (viii) issuances of Qualified Capital Securities of Holdings and its Subsidiaries otherwise permitted hereunder; and (ix) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.8; provided that (a) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition and (b) the aggregate book value of all property Disposed of in reliance on this clause (x) in any Fiscal Year shall not exceed $100,000.

SECTION 8.9. Modification of Certain Agreements. None of Holdings, the Borrower or any of the Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (i) any Organic Documents of Holdings, the Borrower or any of the Subsidiaries, if the result would have an adverse effect on the rights or remedies of the Lender or (ii) any agreement governing any Permitted Subordinated Indebtedness, if the result would shorten the maturity date thereof or advance the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse to the Lender.

SECTION 8.10. Transactions with Affiliates. None of Holdings, the Borrower or any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with, or make any payment to, any of its Affiliates, unless (a) such arrangement, transaction or contract or payment is between or among Holdings or any of its Subsidiaries and is on fair and reasonable terms no less favorable to Holdings, the Borrower or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates, (b) is set forth on Schedule 8.10, or (c) is approved by the Lender.

SECTION 8.11. Restrictive Agreements, Etc. None of Holdings, the Borrower or any of the Subsidiaries will enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of Holdings, the Borrower or any of the Subsidiaries to amend or otherwise modify any Loan Document, or (iii) the ability of the Borrower or any Subsidiary to make any payments, directly or indirectly, to the Borrower or Holdings, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (x) in any Loan Document, (y) in the case of clause (i), any agreement governing any Indebtedness permitted by clause (e) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness or (z) in the case of clause (i), customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 8.12. Sale and Leaseback. None of Holdings, the Borrower or any of the Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 8.13. Product Agreements. None of Holdings, the Borrower or any of the Subsidiaries will enter into any amendment with respect to any existing Product Agreement or enter into any new Product Agreement that contains (a) any provision that permits any counterparty other than Holdings, the Borrower or any of the Subsidiaries to terminate such Product Agreement for any reasons related to the insolvency or change of control of Holdings, the Borrower or any of the Subsidiaries or assignment of such Product Agreement by Holdings, the Borrower or any of the Subsidiaries, (b) any provision which restricts or penalizes a security interest in, or the assignment of, any Product Agreements, upon the sale, merger or other disposition of all or a material portion of a Product to which such Product Agreement relates, or (c) any other provision that has or is likely to adversely effect, in any material respect, any Product to which such agreement relates or to the Lender’s rights hereunder.

SECTION 8.14. Change in Name, Location, Executive Office, or Executive Management; Change in Fiscal Year. None of Holdings, the Borrower or any of the Subsidiaries will (i) without 30 days’ prior notice to the Lender, change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (ii) change its jurisdiction of organization or legal structure, (iii) without 30 days’ prior notice to the Lender, relocate its registered office, chief executive office, principal place of business or any office in which it maintains books or records relating to its business (including the establishment of any new office or facility) (iv) change its federal taxpayer identification number or organizational number (or equivalent) without 30 days’ prior written notice to the Lender, (v) replace its chief executive officer or chief financial officer without written notification to the Lender within 30 days thereafter, or (vi) change its Fiscal Year or any of its Fiscal Quarters.

SECTION 8.15. Benefit Plans and Agreements. Other than the Pension Plans listed in Schedule 6.11, none of Holdings, the Borrower or any Subsidiary will (i) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (ii) allow any “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits and that is sponsored by Holdings, the Borrower, any Subsidiary or any of their ERISA Affiliates intended to be tax qualified under section 401 or 501 of the Code to cease to be tax qualified, (iii) allow the assets of any tax qualified retirement plan to become invested in Capital Securities of Holdings, the Borrower or any Subsidiary or (iv) allow any employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by Holdings, the Borrower or any Subsidiary to fail to comply in all material respects with its terms and applicable law. None of Holdings, the Borrower or any Subsidiary will enter into any employment, severance, independent contractor, consulting or tax gross-up agreement or grant any equity awards other than in the course of ordinary business and consistent with past practice.

SECTION 8.16. Holding Companies. Except as set forth in Schedule 6.22, none of Holdings, Intermediate Holdings or GCA Aesthetics France SAS shall have any operations, own any assets (other than Capital Securities of the Borrower or other Subsidiaries and such immaterial assets as are incidental to its status as a holding company) or incur any liabilities (other than the Obligations under the Loan Documents and such immaterial liabilities as are incidental to its status as a holding company). The Excluded Subsidiaries shall remain dormant and shall not have any operations, own any assets (other than assets of all Excluded Subsidiaries with an aggregate value of less than $10,000) or incur any liabilities.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 9.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of any Loan, or (ii) any interest on any Loan or any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of two Business Days after such amount was due.

SECTION 9.1.2. Breach of Warranty. Any representation or warranty made or deemed to be made by Holdings, the Borrower or any of the Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 9.1.3. Non-Performance of Certain Covenants and Obligations. Holdings, the Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Section 7.1, Section 7.7, Section 7.16, Section 7.17 or Article VIII.

SECTION 9.1.4. Non-Performance of Other Covenants and Obligations. Holdings, the Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Lender or (ii) the date on which Holdings, the Borrower or any Subsidiary has knowledge of such default.

SECTION 9.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness permitted under Section 9.1.1) of Holdings, the Borrower or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $100,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 9.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $100,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Holdings, the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

SECTION 9.1.7. Change in Control. Any Change in Control shall occur.

SECTION 9.1.8. Bankruptcy, Insolvency, Etc. Holdings, the Borrower, or any of the Subsidiaries shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, examiner, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, liquidator, examiner, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, Holdings, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, winding- up, reorganization, examinership or other protective arrangement, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Holdings, the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by Holdings, the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, Holdings, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 9.1.9. Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Holdings, the Borrower or any Subsidiary thereto; Holdings, the Borrower, any Subsidiary or any other party under the direct control or direction of Holdings, the Borrower or any Subsidiary shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 9.1.10. Key Permit Events. Any Key Permit or any of Holdings’, the Borrower’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse in any material respect to Holdings, the Borrower or any Subsidiary.

SECTION 9.1.11. Material Adverse Change. Any circumstance occurs that could reasonably be expected to have a Material Adverse Effect.

SECTION 9.1.12. Key Person Event. If Ayse Kocak ceases to be employed full time as the Chief Executive Officer by Holdings and actively working, unless within 180 days after such individual ceases to be employed full time and actively working, Holdings hires a replacement for such individual approved by the Lender.

SECTION 9.1.13. Regulatory Matters. If any of the following occurs: (i) any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Product Authorization or (B) initiates enforcement action against, or issues a warning letter with respect to, Holdings, the Borrower or any of the Subsidiaries, or any of their Products or the manufacturing facilities therefor, that causes Holdings, the Borrower or such Subsidiary to discontinue marketing or withdraw any of its Products, or causes a delay in the manufacture of any of its Products, which discontinuance, withdrawal or delay does, or could reasonably be expected to, cause revenue of Holdings, the Borrower and the Subsidiaries, taken as a whole, to decline by 10% or more in any 12 month period, as compared to the immediately preceding 12 month period; (ii) a recall which could reasonably be expected to result in liability to Holdings, the Borrower and the Subsidiaries in excess of $500,000; or (iii) Holdings, the Borrower or any of the Subsidiaries enters into a settlement agreement with any Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $500,000.

SECTION 9.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.8 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 9.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.8 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

ARTICLE X

ADDITIONAL INTEREST

SECTION 10.1. Definitions; Certain Terms. The following terms (whether or not underscored) when used in this Article X, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Interest Payment” means any First Tranche Loan Additional Interest Payment or Second Tranche Loan Additional Interest Payment.

“Additional Interest Premium Amount” means an amount, payable by the Borrower to the Lender in U.S. Dollars, equal to the difference between (i) the applicable amount set forth in the table below (the “Applicable Amount”) opposite the applicable period (the “Applicable Period”) set forth in the table below, during which such Additional Interest Premium Amount is required to be paid, less (ii) the Recovered Amount. The Additional Interest Premium Amount shall not be less than zero.

Applicable Period	Applicable Amount
On or before the 1st anniversary of the Closing Date	$6,970,000
After the 1st anniversary of the Closing Date and on or before the 2nd anniversary of the Closing Date	$8,540,000
After the 2nd anniversary of the Closing Date and on or before the 3rd anniversary of the Closing Date	$9,710,000
After the 3rd anniversary of the Closing Date and on or before the 4th anniversary of the Closing Date	$10,880,000
After the 4th anniversary of the Closing Date and on or before the 5th anniversary of the Closing Date	$11,050,000
Any time after the 5th anniversary of the Closing Date	$11,220,000

“Additional Interest Report” has the meaning set forth in Section 10.2.1(c).

“Additional Interest Term” means the period commencing on the Closing Date and ending on the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date that the Additional Interest Premium Amount is required to be paid by the Borrower.

“Applicable Amount” has the meaning set forth in the definition of Additional Interest Premium Amount.

“Applicable Period” has the meaning set forth in the definition of Additional Interest Premium Amount.

“Bankruptcy Event” means any Event of Default of the type described in Section 9.1.8.

“Contract” means any contract, license, indenture, instrument or agreement.

“Default Rate” means the rate of interest applicable to the Loans under Section 3.5.

“First Tranche Loan Additional Interest Payment” has the meaning set forth in Section 0.2.1(b).

“Payments” means the Additional Interest Payments, the payment of the Additional Interest Premium Amount, the Second Tranche Loan Additional Interest Premium Amount and any other payments to be made by the Borrower to the Lender hereunder.

“Recovered Amount” means, as of the time the Additional Interest Premium Amount is paid pursuant to Section 3.8 hereof, the aggregate amount of all First Tranche Loan Additional Interest Payments previously paid to the Lender by the Borrower pursuant to Section 10.2.1 as of the Fiscal Quarter last ended.

“Related Agreement” means any existing or future Contract entered into before or during the Additional Interest Term by Holdings, the Borrower or any of the Subsidiaries (i) relating to any Product or any Intellectual Property owned, licensed or controlled by Holdings, the Borrower or any of the Subsidiaries or (ii) that could reasonably be expected to affect the value of the Additional Interest Payments.

“Second Tranche Loan Additional Interest Payment” has the meaning set forth in Section 10.2.1(b).

“Second Tranche Loan Additional Interest Premium Amount” means an amount, payable by the Borrower to the Lender in U.S. Dollars, equal to the difference between (i) the applicable amount set forth in the table below (the “Second Tranche Loan Applicable Amount”) opposite the applicable period (the “Second Tranche Loan Applicable Period”) set forth in the table below, during which such Second Tranche Loan Additional Interest Premium Amount is required to be paid, less (ii) the Second Tranche Loan Recovered Amount. The Second Tranche Loan Additional Interest Premium Amount shall not be less than zero.

Second Tranche Loan Applicable Period	Second Tranche Loan Applicable Amount
On or before the 1st anniversary of the Closing Date	$3,080,000
After the 1st anniversary of the Closing Date and on or before the 2nd anniversary of the Closing Date	$3,770,000
After the 2nd anniversary of the Closing Date and on or before the 3rd anniversary of the Closing Date	$4,280,000
Second Tranche Loan Applicable Period	Second Tranche Loan Applicable Amount
After the 3rd anniversary of the Closing Date and on or before the 4th anniversary of the Closing Date	$4,800,000
After the 4th anniversary of the Closing Date and on or before the 5th anniversary of the Closing Date	$4,880,000
Any time after the 5th anniversary of the Closing Date	$4,950,000

“Second Tranche Loan Additional Interest Term” means the period commencing on the Second Tranche Loan Closing Date and ending on the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date that the Second Tranche Loan Additional Interest Premium Amount is required to be paid by the Borrower.

“Second Tranche Loan Applicable Amount” has the meaning set forth in the definition of Second Tranche Loan Additional Interest Premium Amount.

“Second Tranche Loan Applicable Period” has the meaning set forth in the definition of Second Tranche Loan Additional Interest Premium Amount.

“Second Tranche Loan Recovered Amount” means, as of the time the Second Tranche Loan Additional Interest Premium Amount is paid pursuant to Section 3.8 hereof, the aggregate amount of all Second Tranche Loan Additional Interest Payments previously paid to the Lender by the Borrower pursuant to Section 10.2.1 as of the Fiscal Quarter last ended.

“Sublicense Agreement” has the meaning set forth in Section 10.2.5(a).

“Sublicensee” means any party (other than Holdings, the Borrower or any the Subsidiaries) to any Sublicense Agreement.

SECTION 10.2. Additional Interest Provisions.

SECTION 10.2.1. Additional Interest Payments.

(a) The Borrower shall pay to the Lender (i) in respect of each Fiscal Year (or portion of a Fiscal Year, in the case of the first Fiscal Year and last Fiscal Year of the Additional Interest Term) during the Additional Interest Term, an amount of additional interest equal to the sum of (A) 1.25% of the aggregate Net Sales of all Products during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to €50,000,000 of such Net Sales, plus (B) 1.50% of the aggregate Net Sales of all Products during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of €50,000,000 but not exceeding €75,000,000 and (ii) if the Second Tranche Loan has been funded, in respect of each Fiscal Year (or portion of a Fiscal Year, in the case of the first Fiscal Year and last Fiscal Year of the Second Tranche Loan Additional Interest Term) during the Second Tranche Loan Additional Interest Term, an amount of additional interest equal to the sum of (A) 0.55% of the aggregate Net Sales of all Products during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to €50,000,000 of such Net Sales, plus (B) 0.65% of the aggregate Net Sales of all Products during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of €50,000,000 but not exceeding €75,000,000.

(b) Amounts payable pursuant to Section 10.2.1(a)(i) shall be calculated quarterly as of the last day of each Fiscal Quarter during the Additional Interest Term, and shall be payable by the Borrower to the Lender within 30 days after the end of each such Fiscal Quarter (each such payment, a “First Tranche Loan Additional Interest Payment”). Amounts payable pursuant to Section 10.2.1(a)(ii) shall be calculated quarterly as of the last day of each Fiscal Quarter during the Second Tranche Loan Additional Interest Term, and shall be payable by the Borrower to the Lender within 30 days after the end of each such Fiscal Quarter (each such payment, a “Second Tranche Loan Additional Interest Payment”). The first First Tranche Loan Additional Interest Payment shall be determined based on Net Sales for the entire Fiscal Quarter in which the Closing Date occurs, and the last First Tranche Loan Additional Interest Payment (other than in the case of the Additional Interest Term ending on the date of payment of the Additional Interest Premium Amount) shall be determined based on Net Sales for the entire Fiscal Quarter in which the last day of the Additional Interest Term occurs. The first Second Tranche Loan Additional Interest Payment shall be determined based on Net Sales for the entire Fiscal Quarter in which the Second Tranche Loan Closing Date occurs, and the last Second Tranche Loan Additional Interest Payment (other than in the case of the Second Tranche Loan Additional Interest Term ending on the date of payment of the Second Tranche Loan Additional Interest Premium Amount) shall be determined based on Net Sales for the entire Fiscal Quarter in which the last day of the Second Tranche Loan Additional Interest Term occurs. Net Sales for the Fiscal Quarter shall first be determined in Euros for each calendar month of the relevant Fiscal Quarter in accordance with IFRS and then the Quarterly Net Sales converted to its equivalent in U.S. Dollars. The rates of exchange for the Additional Interest Payments for each relevant Fiscal Quarter shall be the rate for U.S. Dollars, as quoted by JPMorgan Chase in New York City, at the close of business on the last day of the Fiscal Quarter in which such Net Sales occurred.

(c) Together with each Additional Interest Payment, the Borrower shall deliver a written report to the Lender showing with respect to each Product (on a breast implant-by-other implant and country-by-country basis) (i) Net Sales for such Product in such country and by such seller for the applicable Fiscal Quarter, including line items for any deductions to the gross invoiced amount made pursuant to the definition of Net Sales (regardless of the Fiscal Quarter in which the underlying Product sale occurred), and (ii) the calculation (in reasonable detail) of the Additional Interest Payment owed (including any applicable exchange rates used) and paid for such Fiscal Quarter (each, an “Additional Interest Report”). Each delivery of an Additional Interest Report hereunder shall also be deemed to constitute a representation and warranty by the Borrower that such Additional Interest Report is true, correct and complete in all respects, subject to any adjustments for discount accruals which may be reversed in future periods with such reversals being reflected in the future Additional Interest Reports, when made.

SECTION 10.2.2. General Provisions as to Payments. All amounts payable to the Lender under this Article X (including the Payments) shall be (i) made without set-off or counterclaim of any kind or nature whatsoever, (ii) made in U.S. Dollars and in immediately available funds and (iii) remitted by wire transfer to such bank account as shall have been designated by the Lender in writing from time to time. Any Payments or other amounts due to the Lender under this Article X that are not made on or before the applicable due date shall bear interest, payable on demand (and compounded monthly), for each day from (and including) the applicable due date to (but excluding) the date of the payment thereof, at a rate per annum equal to the Default Rate.

SECTION 10.2.3. [Intentionally Omitted]

SECTION 10.2.4. Records and Audit. The Borrower shall keep and maintain at its legal office in Ireland complete and accurate records (on a breast implant-by-other implant, country- by-country basis) of all sales, Net Sales, and deductions to arrive at Net Sales until the latest of (i) five years after the period to which such records relate, (ii) the expiration of the applicable tax statute of limitations, and (iii) such longer period as applicable Law requires. The Lender shall have the right once every two Fiscal Quarters for as long as either the Additional Interest Term or the Second Tranche Loan Additional Interest Term are in effect, and for a period of one year after the later of the Additional Interest Term and the Second Tranche Loan Additional Interest Term , at the Lender’ expense (except as set forth below), to investigate and audit such records, upon reasonable notice, during regular business hours (and may, if it so chooses, retain an independent accountant to conduct such investigation and audit). The Borrower shall, and shall cause Holdings and its Subsidiaries to, cooperate fully and completely with such investigation and audit (and the Persons conducting such investigation and audit), and all results of any investigation and audit under this Section 10.2.4 (and any associated underlying data and information) shall be made available to both the Borrower and the Lender. If such investigation and audit reveals an underpayment, the Borrower shall remit such underpayment to the Lender no later than 30 days after the completion of such investigation and audit. If the underpayment with respect to any Fiscal Quarter that is included as a part of such investigation and audit is equal to or greater than five percent (5%) of the amount that was otherwise due under the terms and conditions of this Article X with respect to such Fiscal Quarter, the Borrower shall pay all of the costs incurred by the Lender in connection with such investigation and audit. If the audit reveals an overpayment, the Lender shall remit such overpayment to the Borrower no later than 30 days after the completion of such investigation and audit.

SECTION 10.2.5. Related Agreements; Sublicense Agreements; Access to Records.

(a) The Borrower shall provide the Lender, upon request, with true, correct and complete copies of (i) each Related Agreement (including all amendments and supplements thereto) and (ii) each Contract in its custody, possession or control that involves Intellectual Property rights relating to any Product or any Intellectual Property that were originally obtained from Holdings, the Borrower or any of the Subsidiaries) (a “Sublicense Agreement”).

(b) The Borrower shall and shall cause Holdings and its Subsidiaries to, (i) furnish the Lender with any Related Agreement or Sublicense Agreement required to be furnished pursuant to Section 10.2.5(a), (ii) keep and maintain at its legal office complete and accurate records (on a breast implant-by-other implant, country-by-country basis) of all sales, Net Sales, and deductions to arrive at Net Sales effected by such Person until the latest of (x) five years after the period to which such records relate, (y) the expiration of the applicable tax statute of limitations and (z) such longer period as applicable Law requires, and (iii) provide the Lender with access to such records to verify and audit the Net Sales attributable to the Borrower or such Affiliate in accordance with the audit and inspection process described in Section 10.2.4.

SECTION 10.3. Covenants. The Borrower covenants and agrees with the Lender that until the first anniversary of the Termination Date, the Borrower will, and will cause Holdings and each of its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 10.3.1. Enforcement of Intellectual Property.

(a) The Borrower shall promptly inform the Lender of any suspected infringement by a Third Party of any material Intellectual Property owned or controlled by Holdings, the Borrower or any of the Subsidiaries that the Borrower determines in its reasonable business judgment is reasonably likely to adversely affect in any material respect the value of the Additional Interest Payments. The Borrower shall promptly provide the Lender with a copy of any written notice of any such suspected infringement of such Intellectual Property delivered or received by the Borrower or any of its Affiliates as soon as practicable and in any event not less than five Business Days following such delivery or receipt.

(b) The Borrower shall have the sole right (but not the obligation) to initiate, at its sole expense, an enforcement of any such Intellectual Property against any Third Party. All sums received (including awards, damages and settlement payments) for compensatory damages only as a result of any enforcement of the Intellectual Property by the Borrower under this Section 10.3.1(b), after deduction of all reasonable costs and expenses (including attorneys’ fees and expenses) incurred by the Borrower in connection with such enforcement, shall be included in the calculation of Net Revenue for the Fiscal Quarter in which any such amounts are indefeasibly received by the Borrower.

SECTION 10.3.2. Challenges to Intellectual Property.

(a) The Borrower shall promptly inform the Lender of any written notice of any challenge to material Intellectual Property owned by Holdings, the Borrower or any of the Subsidiaries that could reasonably be expected to adversely affect in any material respect the value of the Additional Interest Payments, and shall provide to the Lender a copy of any such written notice of any such written notice received by the Borrower or any of its Affiliates as soon as practicable and in any event not less than five Business Days following such receipt.

(b) The Borrower shall have the sole right (but not the obligation) to initiate, at its sole expense, a defense against such challenge to such Intellectual Property. If the Borrower elects to bring such a defense, the Borrower shall so notify the Lender and use commercially reasonable efforts to defend that Intellectual Property against such challenge. The Borrower shall provide prompt written notice to the Lender of the initiation of such defense. All sums received (including awards, damages and settlement payments), if any, as a result of any such defense by the Borrower under this Section 10.3.2(b), after deduction of all reasonable costs and expenses (including attorneys’ fees and expenses) incurred by the Borrower in connection with such defense, shall be allocated 95% to the Borrower and 5% to the Lender.

SECTION 10.3.3. [Intentionally Omitted].

SECTION 10.3.4. Related Agreements and Sublicense Agreements. Promptly, and in any event within ten (10) Business Days following the Borrower becoming aware of a breach of (i) any Related Agreement by a Related Party or (ii) any Sublicense Agreement by any Third Party, in each case that could reasonably be expected to adversely affect in any material respect the value of the Additional Interest Payments, the Borrower shall provide notice of such breach to the Lender. In addition, the Borrower shall provide to the Lender a copy of any written notice of any such breach or alleged breach of any Related Agreement of Sublicense Agreement delivered or received by Holdings, the Borrower or any of the Subsidiaries as soon as practicable and in any event not less than ten (10) Business Days following such delivery or receipt.

SECTION 10.3.5. No Impairments; Diligence. The Borrower shall not, shall cause each of its Affiliates not to, and shall use commercially reasonable efforts to cause any Related Parties and Sublicensees not to, enter into any Contract or arrangement, or take any other action (including amendments, modifications, supplements, waivers, assignments or terminations of Contracts (or provisions thereof)), that could reasonably be expected to, directly or indirectly, adversely affect the value of the Additional Interest Payments in any material respect. The Borrower shall, shall cause each of its Affiliates to, and shall use commercially reasonable efforts to cause any Related Parties and Sublicensees to, use its respective best efforts to diligently make (or have made), market and sell the Products.

ARTICLE XI

FOREIGN LAW PROVISIONS

In addition to, and not in derogation or in lieu of, any other provision of this Agreement, the following provisions shall apply with respect to the following jurisdictions:

SECTION 11.1. Brazil. Eurosilicone Brasil Importação e Exportação Ltda and GC Aesthetics Brasil Do Participacoes Ltda shall cause this Agreement and the Guarantee to be duly translated into Portuguese and registered at a Registry of Titles and Documents in the City of São Paulo and the City of Barueri, State of São Paulo, Brazil.

SECTION 11.2. Ireland. Each Irish Obligor shall (and Holdings shall procure each of its Irish Subsidiaries will) comply in all respects with section 60 of the Irish Companies Act 1963 in relation to the execution of the Security Documents and the payment of amounts due under any Loan Document or any other transaction document to which an Irish Obligor is a party in connection with the Lender’s Investment in Holdings. The provisions of Section 31 of the Irish Companies Act 1990 do not prohibit the execution by the Irish Obligors of any of the documents which it is intended that they will execute by reason of the fact that the Irish Obligor and each other company whose liabilities are thereby guaranteed or secured are members of a group of companies consisting of a holding company and its subsidiaries for the purpose of Section 35 of the Irish Companies Act 1990.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1. Waivers, Amendments, Etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Lender and the Borrower.

No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Holdings, the Borrower or any of the Subsidiaries in any case shall entitle it or any of them to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 12.2. Notices; Time. All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Lender, to the applicable Person at its address or facsimile number set forth on Schedule 12.2 hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

SECTION 12.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Lender, and of any local counsel who may be retained by or on behalf of the Lender) in connection with

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b) the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Note. The Borrower also agrees to reimburse the Lender upon demand for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 12.4. Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements (limited, in the case of legal fees and expenses, to the reasonable fees, out-of-pocket disbursements and other charges of one counsel for all Indemnified Parties taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated taken as a whole), whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), including, without limitation, Indemnified Liabilities arising out of or relating to (i) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to fund any Loan), and (ii) any Environmental Liability; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 12.5. Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 12.3 and Section 12.4, shall in each case survive any assignment by the Lender and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 12.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 12.8. Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender, shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g. “pdf’ or “tiff’) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LOAN DOCUMENTS LISTED ON SCHEDULE 5.10) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY (OTHER THAN THE LOAN DOCUMENTS LISTED ON SCHEDULE 5.10) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 12.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as otherwise provided herein; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of the Lender. The Lender may assign or transfer its rights or obligations hereunder with the consent of the Borrower, not to be unreasonably withheld or delayed; provided that the Lender may assign or transfer its rights or obligations hereunder without consent (i) to an Affiliate or (ii) if an Event of Default has occurred and is continuing.

SECTION 12.11. Other Transactions. Nothing contained herein shall preclude the Lender, from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 12.12. Judgment Currency. The obligation of the Borrower hereunder in respect of any sum due to any Person hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the first Business Day following receipt by such Person of any sum adjudged to be so due in the Judgment Currency, such Person may in accordance with normal banking procedures purchase U.S. dollars with the Judgment Currency; if the amount of the U.S. dollars so purchased is less than the sum originally due to such Person in U.S. dollars, the Borrower agrees, as a separate obligation and notwithstanding such judgment, to indemnify such Person against such loss.

SECTION 12.13. Holdings as Guarantor. Notwithstanding anything in this Agreement to the contrary, Holdings shall not be required to become a Guarantor or pledge any of its assets to secure the Obligations until such time as it has complied with its requirements under section 60 of the Irish Companies Act, 1963 (the “Whitewash Proceeding”) in respect of such actions; provided that, none of the Borrower or any Subsidiary shall (i) make any Investment in or Restricted Payment to Holdings or (ii) enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with, or make any payment to, Holdings prior to the completion of the Whitewash Proceeding (other than any payments made after November 26, 2014 and on or prior to December 31, 2014 in respect of management fees owed to Holdings (the “Management Fee Payments”); provided that Holdings shall, within one Business Day of receiving any such Management Fee Payments, make a payment to GC Aesthetics Management Ltd. in an amount equal to such Management Fee Payments). Promptly following the completion of the Whitewash Proceeding, Holdings shall execute the documents attached hereto as Exhibit E and cause Matheson and Ropes & Gray LLP to deliver legal opinions to the Lender in the form attached hereto as Exhibit F, after which time Holdings shall be a Guarantor and the foregoing limitations shall be of no further force or effect.

SECTION 12.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (CSC) AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUCH SUIT OR PROCEEDING, AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT, AND WRITTEN NOTICE OF SAID SERVICE TO THE BORROWER, BY THE PERSON SERVING THE SAME TO THE ADDRESS PROVIDED IN SECTION 12.2, SHALL CONSTITUTE EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUCH SUIT OR PROCEEDING. THE BORROWER FURTHER AGREES TO TAKE ANY AND ALL ACTION AS MAY BE NECESSARY TO MAINTAIN SUCH DESIGNATION AND APPOINTMENT OF SUCH AGENT IN FULL FORCE AND EFFECT UNTIL ALL OBLIGATIONS HAVE BEEN PAID

IN FULL. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 12.15. Waiver of Jury Trial. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 12.16. Confidentiality.

SECTION 12.16.1. Confidential Information. Subject to the provisions of Section 12.16.2, at all times up until the first anniversary of the Termination Date, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Party in the performance of such Party’s obligations or in the exercise of such Party’s rights hereunder and who are subject to reasonable obligations of confidentiality (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein, the Lender may disclose this Agreement and the terms and conditions hereof and any information related hereto, including the Additional Interest Reports, to (i) its Affiliates, (ii) potential and actual assignees of any of the Lender’s rights hereunder (including the right to receive any Payments hereunder) and (iii) potential and actual investors in, or lenders to, the Lender (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that each such recipient shall be subject to reasonable obligations of confidentiality.

SECTION 12.16.2. Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Agreement);

(b) that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure;

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party; or

(f) that is, in the opinion of counsel to the Receiving Party, required to be disclosed pursuant to Law or Judgment binding upon the Receiving Party or pursuant to the requirement or request of any Governmental Entity.

SECTION 12.17. Remedies. Each Party agrees that the unauthorized disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Section 12.17, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable Law.

SECTION 12.18. Press Releases. No Party shall, and each Party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior consent of the other Party hereto (which consent shall not be unnecessarily withheld or delayed), except as may be required by applicable Law (in which case the Party required to make the release or statement shall allow the other Party reasonable time to comment on such release or statement in advance of such issuance).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GC AESTHETICS FINANCE LIMITED, as the Borrower

By:	/s/ Michael Bogle
Name: Michael Bogle
Title: Director

ROYALTY OPPORTUNITIES S.À R.L., as the Lender By OrbiMed Advisors, LLC, its investment manager

By:	/s/ Samuel D. Isaly
Name: Samuel D. Isaly
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement

Execution Version

EXHIBIT A

FORM OF PROMISSORY NOTE

                    [•], 2014

$49,000,000

FOR VALUE RECEIVED, GC AESTHETICS FINANCE LIMITED, a private limited company incorporated in Ireland (the “Borrower”), hereby promises to pay to the order of ROYALTY OPPORTUNITIES S.A R.L., a Luxembourg societe a responsabilite limitee (together with its Affiliates, successors, transferees and assigns, the “Lender”), on the Maturity Date the principal sum of THIRTY-FOUR MILLION DOLLARS ($34,000,000) or, if the Second Tranche Loan is made to the Borrower, FORTY-NINE MILLION DOLLARS ($49,000,000) or, in either case if less, the aggregate unpaid principal amount of the Loans (and any continuation thereof) made (or continued) by the Lender pursuant to the Amended and Restated Credit Agreement, dated as of November 26, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between the Borrower and the Lender. Unless otherwise defined herein or the context otherwise requires, terms used in this Note have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity upon demand, until paid in full, at the rates per annum and on the dates specified in the Credit Agreement, as well as any other amounts that may be due to the Lender upon maturity (whether by acceleration or otherwise) under or in respect of this Note, in each case as set forth in the Credit Agreement.

Payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

This Note is referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security and guarantee for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of the unpaid principal amount of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Any prepaid principal of this Note may not be reborrowed.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature Page Follows]

GC AESTHETICS FINANCE LIMITED

By:
Name:
Title: Director

[Signature Page to Promissory Note]

Execution Version

EXHIBIT B

FORM OF LOAN REQUEST

[DATE]

ROYALTY OPPORTUNITIES S.À R.L.

Société à responsabilité limitée

65, Boulevard Grande-Duchesse Charlotte

L-1331 Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg B160774

Attention: [                    ]

with a copy to:

OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: Tadd Wessel and Matthew Rizzo

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of November 26, 2014, (as amended, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and between GC AESTHETICS FINANCE LIMITED, a private limited company incorporated in Ireland (the “Borrower”), and ROYALTY OPPORTUNITIES S.A R.L., a Luxembourg societe a responsabilite limitee (together with its Affiliates, successors, transferees and assignees, the “Lender”).

Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

Pursuant to the provisions of Section 2.2 of the Credit Agreement, the Borrower hereby requests [a First Tranche][a Second Tranche] Loan of [$34,000,000][$15,000,000] (the “Loan”) to be made on             ,     201     (the “Proposed Disbursement Date”).

The undersigned hereby represent(s) and warrant(s) to the Lender that:

(a) the proceeds of the proposed Loan are to be used for the purposes set forth in Section 7.7 of the Credit Agreement;

(b) bank account details and wire transfer instructions for disbursement of the proceeds of the proposed Loan are set forth on Schedule A hereto;

(c) no Default has occurred and is continuing or would result from the proposed Loan;

(d) all conditions required to be satisfied, as set forth in Article V of the Credit Agreement, as applicable, as of the Proposed Disbursement Date for the making of the Loan requested hereby have been, and are, fully satisfied; and

(e) the representations and warranties contained in Article VI of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except with respect to any representation or warranty that contains a materiality qualifier, which representation or warranty shall be true and correct in all respects), before and after giving effect to the making of the proposed Loan and to the application of the proceeds thereof, as though made on and as of the date hereof, except to the extent that they relate specifically to an earlier specified date (in which case they are true and correct in all material respects on and as of such earlier date) or are affected by transactions or events occurring after the date of the Credit Agreement which are not prohibited thereunder.

The officer signing below is an Authorized Officer of the undersigned and is authorized to request the Loan contemplated hereby and issue this Loan Request on behalf of the undersigned.

[Signature Page Follows]

2

Execution Version

Very truly yours,
GC AESTHETICS FINANCE LIMITED as the Borrower
By:
Name:
Title: Director

[ Signature Page to Loan Request ]

Schedule A

Disbursement / Wire Instructions

Execution Version

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

GC AESTHETICS FINANCE LIMITED

COMPUTATION DATE:         ,                     201

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 7.1(d) of the Amended and Restated Credit Agreement, dated as of November 26, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between GC AESTHETICS FINANCE LIMITED, a private limited company incorporated in Ireland (the “Borrower”), and ROYALTY OPPORTUNITIES S.A R.L., a Luxembourg societe a responsabilite limitee (together with its Affiliates, successors, transferees and assignees, the “Lender”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Credit Agreement.

This Certificate relates to the [Fiscal Quarter][Fiscal Year] commencing on                     , 201     and ending on                 , 201     (such latter date being the “Computation Date”).

The undersigned is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, the undersigned hereby certifies to the Lender that as of the Computation Date:

(a) [Attached hereto as Annex I are the unaudited consolidated balance sheet of Holdings, the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments).]1

[Attached hereto as Annex I are the consolidated balance sheet of Holdings, the Borrower and the Subsidiaries, and the related consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Lender, including a calculation of the financial covenants set forth in Section 8.4 of the Credit Agreement and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of
Default.]2

[1]	INCLUDE FOR QUARTERLY FINANCIAL DELIVERABLES.
[2]	INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.

(b) The financial statements delivered with this Certificate in accordance with Section 7.1(b) and (c) of the Credit Agreement fairly present in all material respects the financial condition of the Borrower and the Subsidiaries (subject to the absence of footnotes and to normal year-end audit adjustments in the case of unaudited financial statements).

(c) As of the Computation Date, the Borrower and the Subsidiaries are in compliance in all respects with the financial covenants set forth in Section 8.4 of the Credit Agreement. Set forth on Attachment 1 hereto are calculations showing compliance with such financial covenants as of the Computation Date.

(d) No Default has occurred and is continuing[ except as set forth on Attachment [2] hereto, which includes a description of the nature and period of existence of such Default and what action Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto].

(e) Subsequent to the date of the most recent Compliance Certificate submitted by the undersigned pursuant to Section 7.1(d) of the Credit Agreement, neither Holdings, the Borrower nor any Subsidiary has formed or acquired any new Subsidiary[ except as set forth on Attachment [2] hereto, in which case such new Subsidiary has complied with the requirements of Section 7.8 of the Credit Agreement].

(f) Subsequent to the date of the most recent Compliance Certificate submitted by the undersigned pursuant to Section 7.1(d) of the Credit Agreement, neither Holdings, the Borrower nor any Subsidiary has acquired any ownership interest in any real property[ except as set forth on Attachment [2] hereto, in which case the Borrower has complied with the requirements of Section 7.8 of the Credit Agreement with respect to such real property].

(g) Attached hereto as Annex II is a report of all product liability claims commenced against the Borrower, Holdings and the Subsidiaries in the ordinary course of business, pursuant to Sections 7.1(g) and (h) of the Credit Agreement.

(h) Attached hereto as Annex III is a report listing (i) all Material Agreements entered into during the Fiscal Quarter ending on the Computation Date and (ii) all existing Material Agreements amended or terminated during the Fiscal Quarter ending on the Computation Date.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief financial or accounting Authorized Officer as of the date first above written.

GC AESTHETICS FINANCE LIMITED

By:
Name: [ ]
Title: [ ]

[ Signature Page to Compliance Certificate ]

[Annex I]

[Attachment 1]

[Attachment 2]

[Annex II]

[Annex III]

EXHIBIT D

FORM OF GUARANTEE

This GUARANTEE, dated as of January 22, 2014 (as amended, supplemented or otherwise modified from time to time, this “Guarantee”), is made by GC AESTHETICS HOLDINGS LIMITED, a private limited company incorporated in Ireland, GC AESTHETICS (IP) LIMITED, a private limited company incorporated in Ireland, GC AESTHETICS HOLDINGS (BRAZIL) LIMITED, a private limited company incorporated in Ireland, GC AESTHETICS (MANUFACTURING) LIMITED, a private limited company incorporated in Ireland, GC AESTHETICS MANAGEMENT LIMITED, a private limited company incorporated in Ireland, GLOBAL CONSOLIDATED AESTHETICS (UK) LIMITED, a private limited company incorporated in England and Wales (Company No. 06459576) (“GCA UK”), NAGOR LIMITED, a company limited by shares incorporated in the Isle of Man (Company No. 000491V), BIOSIL LIMITED, a company limited by shares incorporated in the Isle of Man (Company No. 002708V), EUROSILICONE BRASIL IMPORTAQAO E EXPORTAQAO LTDA., a Brazilian sociedade limitada, GC AESTHETICS DO BRASIL PARTICIPATES LTDA., a Brazilian sociedade limitada, GC AESTHETICS FRANCE SAS, a French societe par actions simplifiee, EUROSILICONE SAS, a French societe par actions simplifiee, GLOBAL CONSOLIDATED AESTHETICS MEXICO S. DE R.L. DE C.V., a Mexican sociedad de responsabilidad limitada de capital variable, and GC AESTHETICS SPAIN S.L.U, a Spanish sociedade limitada unipersonal (together with any additional Persons named pursuant to Section 5.5, each a “Guarantor” and collectively the “Guarantors”), in favor of ROYALTY OPPORTUNITIES S.A R.L., a Luxembourg societe a responsabilite limitee (together with its Affiliates, successors, transferees and assignees, the “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of January 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between GC Aesthetics Finance Limited, a private limited company incorporated in Ireland (the “Borrower”), and the Lender, the Lender has extended a Commitment to make a Loan to the Borrower; and

WHEREAS, the Guarantors and Borrower are all direct and indirect subsidiaries of Global Consolidated Aesthetics Limited (“GCAL”) (such Guarantors, GCAL and Borrower, the “GCA Group”) and the Loan will inure to the benefit of the GCA Group, as a whole, and to the benefit of each Guarantor; and

WHEREAS, as a condition precedent to the making of the Loan under the Credit Agreement, the Guarantors are required to execute and deliver this Guarantee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lender to make the Loan to the Borrower, each Guarantor hereby agrees, for the benefit of the Lender, as follows.

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Guarantee, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Borrower” is defined in the first recital.

“Brazilian Guarantor” is defined in Section 6.1.

“Credit Agreement” is defined in the first recital.

“French Guarantor” is defined in Section 6.4.

“GCA Group” is defined in the second recital.

“GCA UK” is defined in the preamble.

“GCAL” is defined in the second recital.

“Guarantor” is defined in the preamble.

“Guarantee” is defined in the preamble.

“Lender” is defined in the preamble.

“Mexican Guarantor” is defined in Section 6.2.

“Obligor” is defined in Section 2.1(a).

“Spanish Guarantor” is defined in Section 6.3.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guarantee, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE II

GUARANTEE PROVISIONS

SECTION 2.1. Guarantee. Each Guarantor jointly and severally, absolutely, unconditionally and irrevocably:

(a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower and the other Subsidiaries (each, an “Obligor”) now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable Default Rate as provided in Section 3.5 of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

(b) indemnifies and holds harmless the Lender for any and all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Lender) incurred by the Lender in enforcing any rights under this Guarantee, except to the extent such amounts arise or are incurred as a consequence of the Lender’s own gross negligence or willful misconduct;

provided, that each Guarantor shall only be liable under this Guarantee for the maximum amount of such liability that can be hereby incurred without rendering this Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guarantee constitutes a guarantee of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that the Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against such Guarantor or any other Person before or as a condition to the obligations of such Guarantor becoming due hereunder.

SECTION 2.2. Reinstatement, etc. Each Guarantor agrees that this Guarantee shall continue to be effective or be reinstated (including on or after the Termination Date), as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by the Lender, including upon the occurrence of any Event of Default set forth in Section 9.1.8 of the Credit Agreement or otherwise, all as though such payment had not been made.

SECTION 2.3. Guarantee Absolute, etc. This Guarantee shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment, and shall remain in full force and effect until (unless reinstated pursuant to Section 2.2 above) the Termination Date has occurred. Each Guarantor guarantees that the Obligations shall be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The liability of each Guarantor under this Guarantee shall be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of the Lender (i) to assert any claim or demand or to enforce any right or remedy against such Guarantor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including such Guarantor and any other Guarantor) of, or collateral securing, any Obligations;

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(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation, or any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e) any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to, or waiver or release of, or addition to, or consent to or departure from, any other guarantee held by the Lender securing any of the Obligations; or

(f) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor (including any Guarantor).

SECTION 2.4. Setoff. Each Guarantor hereby irrevocably authorizes the Lender, without the requirement that any notice be given to such Guarantor (such notice being expressly waived by such Guarantor), upon the occurrence and during the continuance of any Event of Default, to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Guarantor (other than GCA UK) hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Guarantor then or thereafter maintained with or on behalf of the Lender. The Lender agrees to notify such Guarantor after any such set-off and application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

SECTION 2.5. Waiver, etc. Each Guarantor waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guarantee and any requirement that the Lender protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any Guarantor) or entity or any collateral securing the Obligations, as the case may be.

SECTION 2.6. Postponement of Subrogation, etc. Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Obligor or Guarantor, in respect of any payment made under any Loan Document or otherwise, until following the Termination

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Date. Any amount paid to such Guarantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Lender and shall immediately be paid and turned over to the Lender in the exact form received by such Guarantor (duly endorsed in favor of the Lender, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 2.7; provided, that if such Guarantor has made payment to the Lender of all or any part of the Obligations and the Termination Date has occurred, then, at such Guarantor’s request, the Lender will, at the expense of such Guarantor, execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, such Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower or any other Obligor or Guarantor (or their successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guarantee to the Lender.

SECTION 2.7. Payments; Application. Each Guarantor agrees that all obligations of such Guarantor hereunder shall be paid solely in U.S. Dollars to the Lender in immediately available funds, without set-off, counterclaim or other defense and in accordance with Sections 3.2, 3.3, 4.3 and 4.4 of the Credit Agreement, free and clear of and without deduction for any Non-Excluded Taxes, such Guarantor hereby agreeing to comply with and be bound by the provisions of Sections 3.2, 3.3, 4.3 and 4.4 of the Credit Agreement in respect of all payments and application of such payments made by it hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Guarantee by this reference as if set forth herein; provided, that references to the “Borrower” in such Sections shall be deemed to be references to such Guarantor, and references to “this Agreement” in such Sections shall be deemed to be references to this Guarantee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into the Credit Agreement and make the Loan thereunder, each Guarantor represents and warrants to the Lender as set forth below.

SECTION 3.1. Credit Agreement Representations and Warranties. The representations and warranties contained in Article VI of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to such Guarantor and its properties, are true and correct in all material respects as of the Closing Date, and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guarantee by this reference as though specifically set forth in this Article.

SECTION 3.2. Financial Condition, etc. Each Guarantor has knowledge of the Borrower’s and each other Guarantor’s financial condition and affairs and has adequate means to obtain from each such Person on an ongoing basis information relating thereto and to each such Person’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guarantee is in effect. Each Guarantor acknowledges and agrees that the Lender shall have no obligation to investigate the financial

4

condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of each such Person that might become known to the Lender at any time, whether or not the Lender knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Obligations.

SECTION 3.3. Best Interests. It is in the best interests of each Guarantor to execute this Guarantee inasmuch as each Guarantor (i) if it owns an interest, directly or indirectly, in the Borrower will derive substantial benefits, in its capacity as a member or stockholder, from the Loan made to the Borrower by the Lender pursuant to the Credit Agreement, and (ii) if it is an Affiliate of the Borrower, will derive substantial direct and indirect benefits from the Loan made to the Borrower by the Lender pursuant to the Credit Agreement, which Loan (or a portion thereof) Borrower may make available to its Subsidiaries and to other Affiliates in the GCA Group, and each Guarantor agrees that the Lender is relying on this representation in agreeing to make the Loan to the Borrower.

ARTICLE IV

COVENANTS, ETC.

SECTION 4.1. Covenants. Each Guarantor covenants and agrees that, at all times prior to the Termination Date, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Articles VII and VIII of the Credit Agreement) which are applicable to such Guarantor or its properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article, together with all related definitions and ancillary provisions, being hereby incorporated into this Guarantee by this reference as though specifically set forth in this Article.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.1. Loan Document. This Guarantee is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 5.2. Binding on Successors, Transferees and Assigns; Assignment. This Guarantee shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Lender; provided, that such Guarantor may not (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of the Lender. Without limiting the generality of the foregoing, the Lender may assign or otherwise transfer (in whole or in part) its Commitment, Note or Loan held by it to any other Person provided that such assignment or transfer is in accordance with the Credit Agreement, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to the Lender under each Loan Document (including this Guarantee) or otherwise.

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SECTION 5.3. Amendments, etc. No amendment to or waiver of any provision of this Guarantee, nor consent to any departure by any Guarantor from its obligations under this Guarantee, shall in any event be effective unless the same shall be in writing and signed by the Lender and the applicable Guarantor and then such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 5.4. Notices. All notices and other communications provided for hereunder shall be given or made as set forth in Section 11.2 of the Credit Agreement.

SECTION 5.5. Additional Guarantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Guarantor” hereunder with the same force and effect as if it were originally a party to this Guarantee and named as a “Guarantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Guarantor hereunder, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

SECTION 5.6. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 5.7. Further Assurances. Each Guarantor agrees, upon the written request of the Lender, to execute and deliver to the Lender, from time to time, any additional instruments or documents deemed to be reasonably necessary by the Lender to cause this Guarantee to be, become or remain valid and effective in accordance with its terms.

SECTION 5.8. Section Captions. Section captions used in this Guarantee are for convenience of reference only and shall not affect the construction of this Guarantee.

SECTION 5.9. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guarantee or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.10. Governing Law, Entire Agreement, etc. THIS GUARANTEE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Guarantee, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect hereto.

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SECTION 5.11. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR ANY GUARANTOR IN CONNECTION HEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (CSC) AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUCH SUIT OR PROCEEDING, AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT, AND WRITTEN NOTICE OF SAID SERVICE TO SUCH GUARANTOR, BY THE PERSON SERVING THE SAME TO THE ADDRESS PROVIDED IN SECTION 12.2 OF THE CREDIT AGREEMENT, SHALL CONSTITUTE EFFECTIVE SERVICE OF PROCESS UPON SUCH GUARANTOR IN ANY SUCH SUIT OR PROCEEDING. EACH GUARANTOR FURTHER AGREES TO TAKE ANY AND ALL ACTION AS MAY BE NECESSARY TO MAINTAIN SUCH DESIGNATION AND APPOINTMENT OF SUCH AGENT IN FULL FORCE AND EFFECT UNTIL ALL OBLIGATIONS HAVE BEEN PAID IN FULL THE LENDER BY ACCEPTANCE OF THIS GUARANTEE AND EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2 OF THE CREDIT AGREEMENT. THE LENDER BY ACCEPTANCE OF THIS GUARANTEE AND EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE LENDER BY ACCEPTANCE OF THIS GUARANTEE OR ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE LENDER BY ACCEPTANCE OF THIS GUARANTEE AND SUCH GUARANTOR, EACH ON ITS OWN BEHALF, HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTEE.

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SECTION 5.12. Counterparts. This Guarantee may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Guarantee shall become effective when counterparts hereof executed on behalf of each Guarantor shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Guarantee by email (e.g. “pdf’ or “tiff’) or telecopy shall be effective as delivery of a manually executed counterpart of this Guarantee.

SECTION 5.13. Waiver of Jury Trial. THE LENDER BY ACCEPTANCE OF THIS GUARANTEE AND EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR ANY GUARANTOR IN CONNECTION HEREWITH. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THE LOAN DOCUMENTS.

ARTICLE VI

FOREIGN LAW PROVISIONS

In addition to, and not in derogation or in lieu of, any other provision of this Guarantee, the following provisions shall apply with respect to the following jurisdictions:

SECTION 6.1. Brazil.

(a) Waivers. Without limiting the terms of each Guarantor’s waivers set forth in this Agreement, including but not limited to Section 2.5, to the extent Brazilian law governs the enforceability of this Guarantee (notwithstanding the express choice of law provided under Section 5.10 to the contrary), EUROSILICONE BRASIL IMPORTAÇÃO E EXPORTAÇÀO LTDA., GC AESTHETICS DO BRASIL PARTICIPAÇÕES LTDA. and any other Guarantor incorporated in Brazil (each, a “Brazilian Guarantor”) hereby expressly waive any and all rights and privileges granted to such Guarantor which might otherwise be deemed applicable, including but not limited to the rights and privileges referred to in articles 364, 821, 827, 828, 829, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and article 595 of the Brazilian Code of Civil Procedure.

(b) Payment of Guaranteed Obligations. Each Brazilian Guarantor irrevocably and unconditionally undertakes to obtain all the necessary authorizations, licenses, consents or permissions required for the remittance of any and all amounts due under this Guarantee or in connection with the Obligation, including but not limited to any and all approvals required from Brazilian authorities, such as the approval from the Central Bank of Brazil or any court approval.

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(c) Enforceability. For all applicable purposes under Brazilian law, this Guarantee shall be enforceable as an extrajudicial executive title (tltulo executivo extrajudicial), as provided for in article 585, II of the Brazilian Code of Civil Procedure.

(d) Filings. EUROSILICONE BRASIL IMPORTAÇÃO E EXPORTAÇÃO LTDA. and GC AESTHETICS DO BRASIL PARTICIPAÇÕES LTDA. shall cause this Guarantee to be duly translated into Portuguese and registered at a Registry of Titles and Documents in the City of Sao Paulo and the City of Barueri, State of Sao Paulo, Brazil.

SECTION 6.2. Mexico.

(a) GLOBAL CONSOLIDATED AESTHETICS MÉXICO S. DE R.L. DE C.V. and any other Guarantor incorporated in Mexico (each, a “Mexican Guarantor”) hereby expressly waives the rights and benefits of priority (beneficio de orden), foreclosing first on the assets of any Borrower (beneficio de excusion), division (beneficio de division), requesting assurances from any Borrower and all other guarantors (fiadores) and all other rights and benefits, to the extent applicable, provided in articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2839, 2840, 2841 and those rights and benefits, to the extent applicable, provided for in articles 2816, 2819, 2827, 2828, 2836, 2840, 2845, 2846, 2848 and 2849 of the Federal Civil Code of the United Mexican States (Código Civil Federal) and similar articles in the Civil Codes of the States of the United Mexican States and the Federal District, which are not reproduced herein since the Mexican Guarantor hereby expressly acknowledges that it knows the contents of each such legal provisions. The Mexican Guarantor acknowledges that (i) its corporate purpose allows it to grant the guarantee and indemnity provided hereunder, and (ii) it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the Guarantee set forth hereunder is knowingly made in contemplation of such benefits.

(b) NOTWITHSTANDING WHAT PROVIDED UNDER SECTION 5.11, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT INVOLVING A MEXICAN GUARANTOR, EACH OF THE PARTIES HERETO EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY (I) AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; (II) WAIVES ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE; AND (III) WAIVES ANY OBJECTION TO THOSE COURTS ON THE GROUND OF VENUE OR FORUM NON CONVENIENS.

(c) EACH MEXICAN GUARANTOR HEREBY DESIGNATES AS ITS CONVENTIONAL DOMICILE TO RECEIVE ANY SERVICE OF PROCESS OR NOTICE THE ADDRESS OF CORPORATION SERVICE COMPANY (CSC) LOCATED AT 1180 AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK, 10036, USA (OR ANY OTHER DOMICILE THAT CORPORATION

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SERVICE COMPANY (CSC) NOTIFIES TO THE PARTIES HERETO IN WRITING). EACH MEXICAN GUARANTOR WILL GRANT AN IRREVOCABLE POWER OF ATTORNEY IN ACCORDANCE WITH ARTICLE 2,596 OF THE FEDERAL CIVIL CODE OF THE UNITED MEXICAN STATES (CODIGO CIVIL FEDERAL) AND SIMILAR ARTICLES IN THE CIVIL CODES OF THE STATES OF THE UNITED MEXICAN STATES AND THE FEDERAL DISTRICT, TO CORPORATION SERVICE COMPANY (CSC) TO AUTHORIZE IT TO ACT AS PROCESS AGENT FOR THE PURPOSES HEREIN AND AS MEANS TO PERFORM THE OBLIGATION HEREUNDER.

SECTION 6.3. Spain.

(a) Account. For purposes hereof, the Lender will open and maintain on its books a special account in the name of the Borrower, to which the Lender will debit the amount of principal, ordinary interest, commissions, fees, costs, default interest, additional costs and other amounts owed by the Borrower by virtue of the Credit Agreement, and will credit all amounts received by the Lender in payment of the amounts owed by the Borrower as a result thereof, in such manner that the balances of that accounts at all times reflect the amount owed by the Borrower by virtue of this Guarantee and guaranteed by GC AESTHETICS SPAIN S.L.U and any other Guarantor incorporated in Spain (each, a “Spanish Guarantor”) under this Guarantee.

(b) Certificates. It is expressly agreed that, for purposes of any judicial claims brought against any Spanish Guarantor under this Guarantee, any amount owed to the Lender (reflected in the account referred to in SECTION 6.3(a) above) will be deemed to be an amount that is net, due and payable. For purposes of article 572.2 of the Spanish Civil Procedure Act, it is expressly agreed that the amount due in the event of enforcement will be the amount resulting from the calculation made by the Lender, by way of a certification establishing the amount owed. The certificates mentioned in this Section 6.3(b) may include, in accordance with article 573.3 of the Spanish Civil Procedure Act, all the amounts owed to the Lender or some of them, this being without prejudice of the Lender’s right to make further claims under this Guarantee.

SECTION 6.4. France. Notwithstanding any provision of this Guarantee, each of the Guarantors hereby acknowledges and agrees that the obligations of GC AESTHETICS FRANCE SAS, EUROSILICONE SAS and any other Guarantor incorporated in France (each, a “French Guarantor”) under this Guarantee shall be limited to the aggregate of all amounts borrowed by the relevant French Guarantor directly or indirectly (by way of intercompany loans made by the Borrower or by any Guarantor) under the Credit Agreement outstanding from time to time (including loans that were in existence on the date hereof, and were permitted to remain outstanding by virtue of funds made available to the Borrower or any Guarantor under the Credit Agreement). Any payment made by such French Guarantor in respect of the Obligations of any other Obligor shall reduce pro tanto the outstanding amount of the abovementioned intercompany loans (if any) due by such French Guarantor to that Obligor under the corresponding intercompany loan documents.

[ Signature Page Follows ]

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IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed as a deed and delivered by its Authorized Officer as of the date first above written.

GIVEN under the COMMON SEAL
of GC AESTHETICS HOLDINGS LIMITED	[Seal affixed here]

Director

Director / Secretary

GIVEN under the COMMON SEAL
of GC AESTHETICS (IP) LIMITED	[Seal affixed here]

Director

Director / Secretary

[ Signature Page to Guarantee ]

GIVEN under the COMMON SEAL
of GC AESTHETICS HOLDINGS (BRAZIL) LIMITED:	[Seal affixed here]

Director

Director / Secretary

GIVEN under the COMMON SEAL
of GC AESTHETICS MANAGEMENT LIMITED	[Seal affixed here]

Director

Director / Secretary

[ Signature Page to Guarantee ]

GIVEN under the COMMON SEAL
of GC AESTHETICS (MANUFACTURING LIMITED:	[Seal affixed here]

Director

Director / Secretary

[ Signature Page to Guarantee ]

GLOBAL CONSOLIDATED AESTHETICS
(UK) LIMITED acting by:

Director

Signature of witness
Occupation of witness
Address of witness

NAGOR LIMITED

By:
Name:
Title: Director

BIOSIL LIMITED

By:
Name:
Title: Director

EUROSILICONE BRASIL IMPORTAÇÃO E EXPORTAÇÃO LTDA.

By:
Name:
Title:

[ Signature Page to Guarantee ]

GC AESTHETICS DO BRASIL
PARTICIPAÇÕES LTDA.

By:
Name:
Title:

GC AESTHETICS FRANCE SAS

By:
Name:
Title:

EUROSILICONE SAS

By:
Name:
Title:

GLOBAL CONSOLIDATED AESTHETICS
MÉXICO D. DE R.L. DE C.V.

By:
Name:
Title:

GE AESTHETICS SPAIN S.L.U.

By:
Name:
Title:

[ Signature Page to Guarantee ]

ANNEX I

to Guarantee

SUPPLEMENT TO

GUARANTEE

This SUPPLEMENT, dated as of                     ,         ,             (this “Supplement”), is to the Guarantee, dated as of January 22, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee”), by the Guarantors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Guarantee) from time to time party thereto, in favor of ROYALTY OPPORTUNITIES S.A R.L., a Luxembourg societe a responsabilite limitee (together with its Affiliates, successors, transferees and assignees, the “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to a Credit Agreement, dated as of January 22, 2014 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and between GC Aesthetics Finance Limited, a private limited company incorporated in Ireland (the “Borrower”) and the Lender, the Lender has extended a Commitment to make the Loan to the Borrower; and

WHEREAS, pursuant to the provisions of Section 5.5 of the Guarantee, each of the undersigned is becoming a Guarantor under the Guarantee; NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of the Lender, as follows.

SECTION 1. Party to Guarantee, etc. In accordance with the terms of the Guarantee, by its signature below, each of the undersigned hereby irrevocably agrees to become a Guarantor under the Guarantee with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Guarantee applicable to it as a Guarantor and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct as of the date hereof, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date. In furtherance of the foregoing, each reference to a “Guarantor” and/or “Guarantors” in the Guarantee shall be deemed to include each of the undersigned.

SECTION 2. Representations. Each of the undersigned Guarantors hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Guarantee constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. Full Force of Guarantee. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect in accordance with its terms.

SECTION 4. Severability. Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Guarantee.

SECTION 5. Governing Law, Entire Agreement, etc. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Supplement, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter thereof and supersedes any prior agreements, written or oral, with respect thereto.

SECTION 6. Effective. This Supplement shall become effective when a counterpart hereof executed by the Guarantor shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g. “pdf’ or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

[ Signature Page Follows ]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Supplement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY]

By:
Name:
Title:

[ Signature Page to Guarantee Supplement ]

Exhibit E

Form of Deed of Accession

This DEED OF ACCESSION dated [                    ], is made

BETWEEN

(1)	GC Aesthetics Holdings Limited (the “Parent”) for itself and as agent for and on behalf of each of the other Companies named in the Debenture referred to below;

(2)	Global Consolidated Aesthetics Limited (“GCAL”), a company incorporated in Ireland whose registered office is Suite 601, Q House, Furze Road, Sandyford Industrial Estate, Dublin 18, Ireland; and

(3)	ROYALTY OPPORTUNITIES S.A.R.L., as the Lender.

WHEREAS:

A.	The Parent is a wholly-owned Subsidiary of GCAL.

B.	A debenture dated 22 January 2014 (as supplemented and amended by Deeds of Accession or otherwise from time to time, the “Debenture”) has been entered into between the Parent, each of the companies named therein as Companies, and Royalty Opportunities S.À.R.L., as Lender.

C.	GCAL has at the request of the Parent in consideration of the Bank making or continuing to make facilities available to GC Aesthetics Finance Limited (the “Borrower”) and after giving due consideration to the terms and conditions of the Loan Documents and the Debenture and satisfying itself that there are reasonable grounds for believing that the entry into this Deed by it will be of benefit to it, decided in good faith and for the purpose of carrying on its business to enter into this Deed and thereby become a Company under the Debenture.

NOW THIS DEED WITNESSES as follows:

1.	Terms defined in the Debenture shall have the same meaning in this Deed.

2.

GCAL hereby agrees to become a party to and to be bound by the terms of the Debenture as a Company with immediate effect and so that the Debenture shall be read and construed for all purposes as if GCAL had been an original party thereto in the capacity of a Company (but so that the security created consequent on such accession shall be created on the date hereof). GCAL hereby undertakes to be bound by all the covenants and agreements in the Debenture which are expressed to be binding on a Company. In accordance with the foregoing, GCAL now grants to the Lender the assignments, charges, mortgages and other security described in the Debenture as being granted, created or made by Companies thereunder, to the intent that its assignments, charges, mortgages and other security shall be effective and binding upon it and its property and assets and shall not in any way be avoided, discharged or released or otherwise adversely affected by any ineffectiveness or invalidity of the Debenture or of any other party’s execution thereof or any other Deed of Accession, or by any avoidance, invalidity, discharge or release of any guarantee, assignment or charge contained in the Debenture or in any other Deed of Accession. The Debenture and this Deed shall be read as one to this extent and so that references in the Debenture to “this Debenture”, “herein”, and similar phrases shall be deemed to include this Deed and all references in the Debenture to “the Second Schedule”, “the Third Schedule” or “the Fourth Schedule” (or any part thereof) shall be deemed to include a reference to the Schedules to this Deed (or relevant part thereof).

3.	Prescribed Form Charge over Registered Land

(a)	GCAL shall immediately upon the execution of this Deed execute and deliver to the Lender one or more charge(s) in the Prescribed Form over so much of the Secured Premises owned by GCAL as comprises registered land. Each Prescribed Form Charge which is executed by GCAL shall be deemed to be delivered as a deed upon execution thereof by GCAL.

(b)	Each Prescribed Form Charge shall be supplemental to, and shall form part of, this Deed and the Debenture.

4.	Without limiting the generality of the other provisions of this Deed and the Debenture, pursuant to the terms hereof and of the Debenture:

(a)	Charge Over Lands: As continuing security for the payment, performance and discharge of the Obligations and as a legal mortgage of land, GCAL as beneficial owner and also in the case of registered land as registered owner (or the person entitled to be registered as owner) hereby CHARGES by deed the property described in Part I of the Schedule to this Deed with the payment, performance and discharge to the Lender of the Obligations, subject to such terms, conditions, covenants and obligations as are set out in this Deed and in the Debenture.

The charge created by this clause 4(a) is a first fixed charge.

(b)	Fixed Charges: GCAL as beneficial owner, (or the person entitled to be registered as owner) as continuing security for the payment, performance and discharge of the Obligations, hereby charges to the Lender by way of first fixed charge:

(i)	all its other estate, right, title or interests in any land or buildings now belonging to GCAL (including, specifically, but not limited to, the lands, hereditaments and premises specified in the Part I of the Schedule to the Deed) (whether or not the legal estate is vested in GCAL or registered in the name of GCAL), and all future estate, right, title or interests of GCAL in such lands, hereditaments and premises and in any other freehold or leasehold property (whether or not registered) vested in or held by or on behalf of GCAL from time to time and/or the proceeds of sale thereof together in all cases (to the extent the same are not otherwise subject to an effective fixed security hereunder) all fixtures and fittings (including trade fixtures) and all fixed plant and machinery from time to time therein with the payment performance and discharge of the Obligations;

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(ii)	the benefit of all present and future licences, permissions, consents and authorisations (statutory or otherwise) held by GCAL in connection with its business or the use of any of the Real Property and the right to recover and receive all compensation which may at any time become payable to it in respect thereof to the extent permitted by the terms of such licences;

(iii)	the Specified Equipment and all plant, machinery, equipment, goods and chattels now or hereafter belonging to GCAL together with all and any machines, equipment, goods, components, parts or other items whatsoever from time to time installed therein or used in replacement or by way of substitution for all or any part thereof, together with the full benefit of the insurances on the same with the payment performance and discharge of the Obligations;

(iv)	and assigns and agrees to assign to the Lender all warranties, representations rights and claims to which GCAL is now or may hereafter become entitled in relation to the freehold, leasehold or immovable property and the moveable property and other chattels mortgaged or charged hereunder including, without limitation, those against any manufacturer, supplier, or installer of such property, any builder, contractor or professional advisor engaged in relation to such property and any lessee, sub-lessee or licensee of any freehold, leasehold or immovable property mortgaged or charged hereunder and any guarantor or surety for the obligations of such person and, to the extent that any of the moveable property or other chattels mortgaged or charged hereunder is now or is at any time hereafter hired, leased or rented to any other person, the rights under the hiring, leasing or rental contract and any guarantee, indemnity or security for the performance of the obligation of such person and any other rights and benefits relating thereto;

(v)	the shares and securities referred to in Part II of the Schedule to this Deed and any other stocks, shares, debentures, certificates of deposit, bonds and securities of any kind whatsoever whether marketable or otherwise and all other interests (including but not limited to loan capital) of GCAL both present and future in every company, firm, consortium or entity wheresoever situate, including all dividends, interest and other distributions paid or payable in respect thereof and all allotments, accretions, offers rights, benefits and advantages whatsoever at any time accruing, offered or arising in respect of and/or incidental to the same and all stocks, shares, rights, money and property accruing thereto and/or offered at any time by way of conversion, redemption, bonus, preference option or otherwise in respect thereof;

(vi)	and, assigns and agrees to assign to the Lender all present and future rights, interest, title and benefit of GCAL to and in the proceeds of any Insurances in which GCAL may now or hereafter have an interest;

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(vii)	and, assigns and agrees to assign to the Lender all present and future uncalled capital of GCAL and all rights and claims to which GCAL is now or may hereafter become entitled as a result of any calls made in relation thereto;

(viii)	all letters patent, trade marks, service marks, designs, registered and unregistered designs, all other patents (including renewals, extensions, derivations and modifications), utility models, copyrights, design rights, interests in domain names, applications for registration of any of the foregoing and rights to apply for them in any part of the world, inventions, confidential information, database rights, technical information, trade secrets, goodwill, domain names, formulae, know how, utility models and the rights of like nature arising or subsisting anywhere in the world, whether registered or not, or capable of registration or not now or at any time, in relation to any of the foregoing, whether registered or unregistered, now or at any time hereafter belonging to GCAL (including, without limitation, any rights and interests of GCAL in those patent and trademarks in the Part III of the Schedule to this Deed) and the benefit of all licences and other rights to use such of the same charged in favour of, or assigned (whether at law or in equity) to, the Lender by or pursuant to this Deed and all fee, royalties or other rights derived therefrom, incidental thereto or relating to the use or exploitation of any of the aforementioned rights (the “Intellectual Property Rights”). To the extent that a fixed charge is not created hereunder over any of the Intellectual Property Rights, the charge thereof purported to be effected by this Clause shall operate as an assignment of any and all damages, compensation, remuneration, profit, rent or income which GCAL may derive therefrom or be awarded or entitled to in respect thereof, as continuing security for the payment, discharge and performance of the Obligations;

(ix)	all goodwill (including all brand names not otherwise subject to a fixed charge or assignment by or pursuant to this Deed) now or at any time hereafter belonging to GCAL;

(x)	assigns and agrees to assign to the Lender all book and other debts, revenues and claims (including, without limitation, all debts due or owing to GCAL under all intra-group loans) both present and future now or at any time hereafter due or owing or purchased or enjoyed by GCAL (excluding for the purposes of this Clause only, any debts or claims referred by, or in respect of, any monies standing to the credit of GCAL’s bank accounts) and the full benefit of all rights and remedies relating thereto, including, without limitation, all negotiable and non-negotiable instruments, guarantees, indemnities, rights of tracing and security interests, all things in action which may give rise to a debt, revenue or claim and all other rights and remedies of whatever nature in respect of the same;

(xi)	and, assigns and agrees to assign to the Lender all present and future Accounts (including each Special Account) of GCAL (howsoever designated) with any bank or other financial institutions (including the Lender) or other person and all monies now or at any time hereafter standing to the credit thereof and all entitlements to interest and other rights and benefits accruing thereto or arising in connection with any such monies; and

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(xii)	assigns and agrees to assign to the Lender all GCAL’s present and future benefits, rights, title and interests, to, in and under the Material Contracts.

(c)	Floating Charge: GCAL as beneficial owner, as continuing security for the payment, performance and discharge of the Obligations, hereby charges to the Lender by way of first floating charge to the Lender all of GCAL’s stock-in-trade, inventory and raw materials together with the whole of GCAL’s undertaking and property, assets and rights whatsoever and wheresoever both present and future other than any assets for the time being effectively charged to the Lender by way of fixed charge or mortgage or effectively assigned (whether at law or in equity) to the Lender or otherwise subject to an effective fixed security in favour of the Lender.

5.	The mortgages and charges hereby created shall:

(a)	as regards the Charged Property referred to in Clause 4(b), be first fixed mortgages and charges; and

(b)	as regards the Charged Property referred to in Clause 4(c), be a first floating charge.

6.	Anything herein to the contrary notwithstanding (i) GCAL shall remain liable under any contracts (including, without limitation, the Material Contracts), agreements and other documents included in the Charged Property (to the extent set forth therein) to perform all of its duties and obligations thereunder to the same extent as if this Deed had not been executed, (ii) the exercise by the Lender of any of the rights hereunder shall not release GCAL from any of its duties or obligations under such contracts, agreements and other documents and (iii) the Lender shall not have any obligation or liability under any such contracts, agreements or other documents included in the Charged Property by reason of this Deed, nor shall the Lender be obligated to perform any of the obligations or duties of GCAL thereunder or to take any action to collect or enforce any such contract, agreement or other document.

7.	This Deed, and all non-contractual disputes arising from or connected with this Deed, shall be governed by and construed in accordance with the laws of Ireland.

8.	Section 75 of the Act shall not apply to this Deed.

9.	The Parent, for itself and as agent for and on behalf of each of all other Companies named in the Debenture, hereby agrees to all matters provided for herein.

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SCHEDULE

Part I

(Registered and Unregistered Land)

Part II

(Shares)

Part III

(Intellectual Property)

Part IV

(Accounts)

Part V

(Material Contracts)

Part VI

(Specified Equipment)

THE PARENT

Given under the Common Seal of

GC AESTHETICS HOLDINGS LIMITED

in the presence of:

Director

Director/Secretary

Witness:

THE SUBSIDIARY

Given under the Common Seal of

GLOBAL CONSOLIDATED AESTHETICS LIMITED

in the presence of:

Director

Director/Secretary

Witness:

THE LENDER

Signed by:

for and on behalf of:

ROYALTY OPPORTUNITIES S.À.R.L.,

in the presence of:

By:

Name:

Title:

Exhibit E

Form of Obligor/Junior Creditor Accession Deed

THIS DEED is made on

BETWEEN:

(1)	GLOBAL CONSOLIDATED AESTHETICS LIMITED (the “New Obligor”); and

(2)	ROYALTY OPPORTUNITIES S.À.R.L.

RECITALS:

A.	This deed is supplemental to an subordination agreement deed dated 22 January 2014 (the “Subordination Agreement”) between, amongst others, Global Consolidated Aesthetics Limited and others and Royalty Opportunities S.A.R.L. as Lender.

B.	This deed has been entered into to record the accession of the New Obligor as an Obligor under the Subordination Agreement.

IT IS AGREED as follows:

1.	Definitions

Words and expressions defined in the Subordination Agreement have the same meanings when used in this deed.

2.	Accession of New Obligor

(a)	The New Obligor agrees to become with immediate effect, a party to, and agrees to be bound by the terms of, the Subordination Agreement as if it had originally been party to the Intercreditor Deed as an Obligor.

(b)	The New Obligor confirms that its address details for notices in relation to clause 11 (Notices) are as follows:

Address:	Suite 601, Q House
Furze Road
Sandyford Industrial Estate
Dublin 18
Facsimile	1 293 3840

Attention of:	the Directors

(c)	The Lender for itself and the other parties to the Subordination Agreement other than the New Obligor confirms the acceptance of the New Obligor as an Obligor for the purposes of the Subordination Agreement.

3.	Counterparts

This deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

4.	Law

This deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this deed) shall be governed by and construed in accordance with the laws of Ireland.

IN WITNESS whereof this deed has been duly executed on the date first above written.

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Signatories to the Obligor/Junior Creditor Accession Deed

The New Obligor

Present when the Common Seal of

GLOBAL CONSOLIDATED AESTHETICS LIMITED

was hereunto affixed

in the presence of:

Director

Director/Secretary

The Lender

Signed by:

for and on behalf of:

ROYALTY OPPORTUNITIES S.A.R.L.

in the presence of:

By:

Name:

Title:

3

EXHIBIT F

Form of Matheson Legal Opinion

Royalty Opportunities S.A.R.L.,

A Luxembourg societe a responsibility limitee

(the “Lender”)

[•]

Dear Sirs,

We have acted as Irish solicitors the Lender in connection with the Foreign Law Agreements and the Irish Law Agreements as defined in Schedule 1.

The Foreign Law Agreements and the Irish Law Agreements are collectively herein referred to as the “Agreements” and each an “Agreement”.

In this opinion we refer to the Company listed in Schedule 2 as the “Irish Obligor”.

Unless otherwise stated or the context otherwise requires, terms defined in the Credit Agreement have the same meanings in this opinion.

1.	Basis of Opinion

1.1	For the purposes of giving this opinion we have examined and relied upon:

1.1.1	a pdf copy of each of the Agreements executed by the Irish Obligor;

1.1.2	a copy, certified by the director of the Irish Obligor as being a true, complete and up to date copy, of the Certificate of Incorporation and Memorandum and Articles of Association of the Irish Obligor;

1.1.3	a copy, certified by a director of the Irish Obligor as being a true and complete copy, of minutes of a meeting of the directors of the Irish Obligor approving the Agreements and authorising a person or persons to execute the same on behalf of the Irish Obligor;

1.1.4	a copy, certified by a director the Irish Obligor as being a true and complete copy, of a statutory declaration executed by a majority of the directors of the Irish Obligor pursuant to Section 60 of the Companies Act 1963;

1.1.5	a copy certified by a director of the Borrower as being a true and complete copy, of a closing date certificate delivered pursuant to Section 5.3 of the Credit Agreement; and

1.1.6	searches (the “Searches”) made on [•] at the Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court and in the Judgments Office in the Central Office of the High Court against the Irish Obligor.

1.2	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Irish Obligor or any other person, or any corporate records of the Irish Obligor or any other person, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.3	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Irish Obligor in any of the Agreements nor have we attempted to determine whether any material facts have been omitted therefrom.

1.4	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect as at the date of this opinion and is based on legislation published, and cases fully reported, before that date. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

1.5	This opinion is to be construed in accordance with and governed by the laws of Ireland.

1.6	This opinion is delivered in connection with the Agreements and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. It is only for the use of the Lender on their own behalf and their legal advisers and it may not be relied upon by any other person, firm or corporation whatsoever, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or other person, nor may its existence or contents be disclosed to any other person, firm or corporation without, in any such case, our written consent except that this opinion may be disclosed without our written consent to the Lender’s professional advisors, legal counsel and any regulatory authority having jurisdiction over the Lender in connection with the transaction set out in the Agreements to which the opinions delivered herein may be relevant for the purposes of information only. Any disclosure is only permitted on the strict express condition that this opinion may not be relied upon and is not addressed to any such persons. We have not acted for or on behalf of such persons and we have not advised them in any respect, nor considered any matters which may be relevant to them.

1.7	We assume no obligation to update the opinions set forth in this letter.

1.8

In basing the opinions and other matters set forth in this letter on our knowledge, the words “our knowledge” or “known to us”, or other words to that effect, signify that, in the course of our representation of the Lender in matters with respect to which we have been engaged by the Lender as solicitors, no information has come to our attention that

2

would give us actual knowledge that any such opinions or other matters are not accurate and complete. We have not undertaken to communicate the details of the proposed transactions to all members or employees of this firm. The words “our knowledge” or “known to us” or other words to that effect used herein, are intended to be limited to the current, actual knowledge of those lawyers in our firm who are familiar with the substance of this opinion and with the proposed transactions contemplated by the documents referred to in paragraph 1.1 above.

2.	Assumptions

For the purposes of giving this opinion, we have assumed:

2.1	the genuineness of all signatures and seals;

2.2	the authenticity and completeness of all documents (if any) submitted to us as originals and, in particular, that the Agreements have been executed by the person or persons authorised and purporting to do so on behalf of parties thereto;

2.3	the completeness and the conformity to originals of all documents supplied to us as certified, conformed or pdf copies or received by us by email transmission and the authenticity of the originals of such documents;

2.4	that, where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this opinion, the original of any such document corresponds in all respects with the last draft of the complete document submitted to us;

2.5	that all the Agreements and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Agreements and / or this opinion (“Ancillary Documents”) are:

(i)	within the capacity and powers of, have been validly authorised, executed and delivered by and are valid and legal obligations binding on the parties thereto; and

(ii)	are not subject to avoidance by any persons,

under all applicable laws and in all applicable jurisdictions other than (in the case of the Irish Obligor) the laws of Ireland and the jurisdiction of Ireland.

2.6	insofar as any of the Agreements or Ancillary Documents fall to be performed in any jurisdiction other than Ireland its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.7	that the proceedings described in the minutes were duly conducted in the manner and chronological order therein described;

2.8	that all notices required to be given by the Irish Obligor to all applicable parties in respect of any security interests or in order to perfect any interest or assignment created by the Irish Obligor pursuant to the Debenture will or have been given by the Irish Obligor to all applicable parties and have been acknowledged by those parties;

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2.9	that under all applicable laws (other than Irish law):

2.9.1	the choice of the laws of the State of New York as the governing law of the New York Law Agreement is a valid and binding selection which will be upheld, recognised and given effect to by the courts of any relevant jurisdiction (other than those of Ireland);

2.9.2	the submission of each of the parties to the New York Law Agreement to the jurisdiction of the courts of the State of New York will be upheld, recognised and given effect to by the courts of any relevant jurisdiction (other than those of Ireland);

2.10	the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time they were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time;

2.11	that the Irish Obligor will derive a commercial benefit from entering into the Agreements and that each of the Agreements has been entered into, and each of the transactions referred to herein and therein is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms;

2.12	the absence of fraud and the presence of good faith on the part of all parties to the Agreements and their respective officers, employees, agents and advisers;

2.13	that the Irish Obligor has acted diligently and properly and with due care in accordance with its fiduciary obligations in executing the Agreements and has not been guilty of fraud, negligence, bad faith, wilful default or recklessness or any breach of trust in so doing;

2.14	that (a) the Irish Obligor was fully solvent at the time of and immediately following the execution and delivery of the Agreements; (b) the Irish Obligor would not as a consequence of doing any act or thing which any of the Agreements contemplate, permit or require the Irish Obligor to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Irish Obligor provided the Searches are consistent with this assumption; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Irish Obligor provided the Searches are consistent with this assumption;

2.15	that there is or are no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but of which we should be aware for the purposes of this opinion; and

4

2.16	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Agreements or in any way bear upon or are inconsistent with the opinions stated herein.

3.	Opinion

Subject to the foregoing and based on the documents listed in paragraphs 1.1.2 to 1.1.6 inclusive and subject to the qualifications set out in this letter and to any matter not disclosed to us, we are of the opinion that, so far as the laws of Ireland are concerned:

3.1	The Irish Obligor is a private company duly incorporated with limited liability under the laws of Ireland. The Irish Obligor is incorporated for an indefinite period as a separate legal entity and is subject to suit in its own name. Based upon the Searches, no steps have been taken to appoint a receiver or examiner to or to wind up the Irish Obligor.

3.2	The Irish Obligor has full power to enter into the Agreements and to exercise its rights and perform its obligations thereunder and all corporate action required to authorise the execution and delivery of the Agreements and its performance of its obligations thereunder has been taken.

3.3	The Agreements have been duly executed by the Irish Obligor and in the case of the Irish Law Agreements constitutes legal, valid, binding and enforceable obligations of the Irish Obligor enforceable in accordance with their terms.

3.4	The execution, delivery and performance by the Irish Obligor of the Agreements will not violate (i) any existing law or regulation under the laws of Ireland applicable to companies generally or (ii) any provision of its Memorandum or Articles of Association.

3.5	It is not necessary under the laws of Ireland in order to ensure the legality, validity, enforceability or performance or admissibility in evidence of the Agreements that any approval, consent, licence, authorisation or exemption be obtained from any court or governmental or regulatory authority in Ireland or that any of the Agreements or any particulars thereof be filed, registered, recorded, enrolled or notarised with, in or by any such court or authority except that:

3.5.1	particulars of the Debenture must be lodged with the Companies Registration Office of Ireland within 21 days of its first execution; and

3.5.2	it is desirable to register the Debenture in the Land Registry and/or the Registry of Deeds as regards any freehold or leasehold immoveable property comprised therein which is situate in Ireland in order to perfect the Security thereby created over such immovable property and protect the priority thereof.

3.6	The Debenture is effective to create valid security interests over the assets thereby expressed to be subject to a security interest therein.

5

3.7	The choice of the law of the State of New York as the governing law of the New York Law Agreements will be recognised and applied by the Irish courts as a valid choice of law.

3.8	The submission on the part of the Irish Obligor under the New York Law Agreements to the jurisdiction of the courts of New York is valid and binding on the Irish Obligor.

3.9	In the event that a judgment for a definite sum of the courts of the State of New York is obtained in relation to the New York Law Agreements, the same would be enforced by the courts of Ireland without retrial or further review of its merits.

3.10	No stamp duty (or similar documentary) tax is payable in Ireland in respect of the execution of the Agreements.

3.11	It is not necessary under the laws of Ireland that the Lender should be licensed, qualified or otherwise entitled to carry on business in Ireland in order to enable them to enforce their rights under the Agreements save that, in the case of a bank acting through a place of business in Ireland such bank would be obliged to hold a licence from the Central Bank of Ireland issued under the Central Bank Act 1971 or an appropriate authorisation under the second banking directive.

4.	Qualifications

This opinion is subject to the following qualifications:

4.1	Our opinion at paragraph 3.1 and 3.2 above should be read subject to the qualifications that:

(i)	a search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

(ii)	a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

4.2	The terms valid, binding and enforceable as used above mean that the obligations assumed by the relevant party under the relevant Agreement and the security thereby constituted are of a type which the Irish courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

6

(i)	enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, court protection, reorganisation and other laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of the bankruptcy, insolvency, liquidation, court protection, reorganisation or other similar proceedings with respect to such party;

(ii)	equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the relevant Agreement;

(iii)	claims may become barred under the Statute of Limitations of 1957 (as may be amended from time to time) or under other statutes or may be or become subject to defences of setoff or counterclaim (except to the extent that any right of set-off has been waived and is not required by the provisions of the rules applicable in a liquidation to be exercised);

(iv)	where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction; and

(v)	enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or by the provisions of Irish law applicable to contracts held been frustrated by events happening after their execution.

4.3	An Irish court may grant interim relief to a person making an ex-parte application and such interim relief could hinder, delay or otherwise temporarily prevent the exercise or enforcement of rights and remedies of any party under the Agreements. However, in our opinion, in a properly presented case, in which the court acted reasonably and correctly in applying the law, any such interim relief would be reversed by the court and the person to whom such interim relief was granted, would, as a general rule, be liable to pay damages as a result of losses suffered due to such interim relief having been granted.

4.4	Any provision of the Agreements which provides for interest to be paid on overdue amounts at a rate higher than the predefault rate may amount to a penalty under the laws of Ireland and may therefore not be recoverable.

4.5	No opinion is expressed as to whether the courts of Ireland would give effect to any currency indemnity contained in the Agreements.

4.6	An Irish court may refuse to give effect to any provision in an agreement for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before an Irish court where such court has itself made an order for costs and an Irish court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court.

4.7	Where any party to any of the Agreements is vested with a discretion or may determine a matter in its opinion, the laws of Ireland may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

7

4.8	A determination, calculation or certificate of any party to any of the Agreements as to any matter provided for therein might in certain circumstances be held by the Irish courts not to be final, conclusive and binding (for example, if it could be shown to have any unreasonable or arbitrary basis) notwithstanding the provisions of the relevant Agreement.

4.9	Provisions as to severability may not be binding under the laws of Ireland as the question of whether or not any provision of the Agreements which may be invalid on account of illegality or otherwise may be severed from other provisions thereof in order to save such other provisions would be determined by an Irish court at its discretion.

4.10	An agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing.

4.11	Our opinion at paragraph 3.7 above should be read subject to the qualification that Regulation (EC) 593 / 2008 Rome “(“Rome”) and Regulation (EC) 864/2007 (Rome II) (“Rome II”) have force of law in Ireland and therefore the choice of the law of the State of New York as the governing law of the New York Law Agreements is subject to the provisions of both Rome and Rome II.

For example, under both Rome and Rome II, the courts of Ireland may apply any rule of Irish law which is mandatory irrespective of the governing law and may refuse to apply a rule of the governing law if it is manifestly incompatible with the public policy of Ireland. Please note that it is the courts of Ireland which determine on a case by case basis what the public policy of Ireland is. At the date hereof, we are not aware of any circumstances concerning the choice of the law of the State of New York which would give rise to an Irish court holding that such choice violates Irish public policy. The fact that the contractual parties have chosen a foreign law, whether or not accompanied by the choice of a foreign tribunal, shall not, where all the other elements relevant to the situation at the time of the choice are connected with one country only, prejudice the application of rules of the law of that country, which cannot be derogated from by agreement. And, where non-contractual obligations are concerned, if all the elements relevant to the situation at the time when the event giving rise to the damage occurs are located in a country other than the country whose law has been chosen, the choice of the parties shall not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement.

4.12	Our opinion regarding the recognition of a judgment of the courts of the State of New York should be read subject to the qualification that a judgment of the courts of the State of New York will not be directly enforceable in Ireland but, if the relevant judgment:

(i)	is based on a personal action;

(ii)	is for a debt for a definite sum of money;

(iii)	is final and conclusive;

8

(iv)	is not impeachable on the grounds of jurisdiction, fraud, public policy or natural or constitutional justice;

(v)	is not inconsistent with a judgment of the courts of Ireland in relation to the same matter; and

(vi)	enforcement proceedings are instituted in Ireland within six years of the date of the judgment,

then the plaintiff will be able to obtain summary judgment in a new action in Ireland on the grounds the defendant has no defence to the claim.

4.13	As regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere.

4.14	Whilst in the event of any proceeding being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgement expressed as an order to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all claims or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

4.15	The effectiveness of terms exculpating any party to the Agreements from a liability or duty otherwise owed are limited by law.

4.16	Section 74(3) of the Land and Conveyancing Law Reform Act 2009 also provides that any conveyance of property made with the intention of defrauding a creditor or other person is voidable by any person thereby prejudiced (though a bona fide purchaser for value without notice is unaffected even if the intention of the transferor was fraudulent).

4.17	We express no opinion as to whether or not the execution of the Agreements by the Irish Obligor may be held to be void (to the extent that these documents purport to secure the obligations of any person other than the Irish Obligor) on the ground that the Irish Obligor had received no commercial benefit from the execution thereof.

4.18	In the English case of R (on the application of Mercury Tax Ltd) v Revenue and Customs Commissioners [2008] EWHC 2721, Underhill J. made certain obiter dicta to the effect that the practice of signing a signature page taken from a draft version of a document, and subsequently attaching the signature page to the final version of that document, might cause that document to be invalidly executed, notwithstanding that the attaching of the signature page to the final version of the document was authorised by the signatory. An Irish court is not bound to follow English judgments however, if the signature page to any of the Agreements which is governed by Irish law and executed by a party to such Agreement was taken from a draft version and was then attached to the final version after being signed by such party, it is possible that an Irish court might hold that such Agreement was invalidly executed.

Yours faithfully

MATHESON

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SCHEDULE 1

The Agreements

1.	The deed of accession to the guarantee dated 22 January 2014 (the “Guarantee”) by GC Aesthetics Holdings Limited, the Borrower, GC Aesthetics (IP) Limited, GC Aesthetics Holdings (Brazil) Limited, GC Aesthetics (Manufacturing) Limited, GC Aesthetics Management Limited, Global Consolidated Aesthetics UK Limited, Nagor Limited, Biosil Limited, Eurosilicone Brasil Importaçăo e Exportaçăo Ltda, GC Aesthetics Brasil Participacoes Ltda., GC Aesthetics France SAS, Eurosilicone SAS, GC Aesthetics Mexico S.De.Rl.De.Cv, GC Aestherics Spain S.L.U, Dreamxcell GMBH, Dreamxcell International Limited, Dreamxcell IP Limited and Global Consolidated Aesthetics US Corp in favour of the Lender.

The documents referred to at paragraph inclusive above is referred to herein as the “Foreign Law Agreement”.

2.	A deed of accession to the composite debenture dated 22 January 2014 (the “Debenture”) between GC Aesthetics Holdings Limited, the Borrower, GC Aesthetics (IP) Limited, GC Aesthetics Holdings (Brazil) Limited, GC Aesthetics (Manufacturing) Limited, GC Aesthetics Management Limited and the Lender.

3.	A deed of accession to the subordination agreement dated 22 January 2014 between the Lender, each of the persons named in Schedule 1 thereto as original noteholders, each of the persons named in Schedule 2 thereto as original intra-group creditors and each of the persons named in Schedule 3 thereto as original obligors.

The documents referred to at paragraphs 2—3 above are referred to herein as the “Irish Law Agreements”.

SCHEDULE 2

Irish Obligor

Name	Address	Registration No.
Global Consolidated Aesthetics Limited	Suite 601	450181
	Q House
	Furze Road
	Sandyford Industrial Estate
	Dublin 18

EXHIBIT F

Form of Ropes & Gray Legal Opinion

[    ], 20[    ]

Royalty Opportunities S.A.R.L.

65 Boulevard Grande-Duchesse Charlotte

L-1331

Luxembourg

Ladies and Gentlemen:

We have acted as counsel to Global Consolidated Aesthetics Limited, a private limited company incorporated in Ireland, (“GCAL”) in connection with the Supplement to Guarantee, dated as of [ ], 20[ ] (the “GCAL Supplement”), by GCAL in favor of Royalty Opportunities S.A.R.L., a Luxembourg societe a responsabilite limitee (together with its Affiliates, successors, transferees and assignees, the “Lender”), which GCAL Supplement supplements the Guarantee and is made pursuant to that certain Amended and Restated Credit Agreement, dated as of November 26, 2014 (the “Credit Agreement”), between GC Aesthetics Finance Limited, a private limited company incorporated in Ireland and an Affiliate of GCAL, and the Lender. Capitalized terms that are used and not defined in this opinion letter have the meanings given to them in the Credit Agreement.

This opinion letter is furnished to you pursuant to Section 12.13 of the Credit Agreement. In connection with this opinion letter, we have examined the following documents (unless otherwise noted, dated as of the date hereof):

(a) the Credit Agreement (dated as of, and as in effect on, the Closing Date),

(b) the Guarantee (as (i) supplemented by (x) the GCAL Supplement and (y) the Supplement to Guarantee, dated as of November 26, 2014 (the “GMBH Supplement”), by GC Aesthetics GmbH in favor of the Lender and (ii) confirmed pursuant to the Confirmation of Guarantee, dated as of November 26, 2014, by the Guarantors (for the avoidance of doubt, other than GCAL) in favor of the Lender.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation of fact, we have relied, without independent verification, upon certificates of officers of GCAL and one or more of its Subsidiaries, public officials and other appropriate Persons.

In rendering the opinions set forth below, we have assumed that GCAL (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Guarantee and to perform its respective obligations thereunder and (c) has duly authorized, executed and delivered the GCAL Supplement.

The Lender, et al.

[    ], 20[    ]

The opinions expressed herein are limited to matters governed by the laws of the State of New York (the “Covered Laws”).

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1. The Guarantee constitutes the valid and binding obligation of GCAL and is enforceable against GCAL in accordance with its terms.

2. The execution and delivery by GCAL of the GCAL Supplement and the performance by such Person of its obligations under the Guarantee (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, the creation of a Lien under or constitute a default under, any of the agreements listed on Schedule 1 hereto.

3. Except as may be required in order to perfect any Liens contemplated by the Guarantee, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by GCAL in connection with the execution and delivery of the GCAL Supplement or the performance by such Person of its obligations under the Guarantee.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity and (iii) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law, or the enforceability of the provisions contained in Section 2.1 of the Guarantee which purport to limit the obligations of GCAL thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantee. In addition, we express no opinion with respect to any guaranty of, or any grant of a security interest to secure, obligations under, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (as interpreted by the Commodity Futures Trading Commission in its regulations, rules, orders, letters or other announcements).

Our opinions are also subject to the qualification that the enforceability of provisions in the Guarantee providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on statutory or public policy grounds. In addition, we express no opinion as to the enforceability of (i) rights of setoff, (ii) rights to receive late charges, prepayment premiums or the unaccrued portion of original issue discount upon acceleration, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest, or compliance with usury laws or (iii) any provision requiring that any

The Lender, et al.

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action be brought only in the courts of a particular jurisdiction or judgment currency. In connection with the provisions of the Guarantee whereby the parties submit to the jurisdiction of the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Guarantee concerning personal jurisdiction and venue, we note that under NYCPLR § 510 a New York State court has discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action to another district or division where it might have been brought.

In addition, certain provisions contained in the Guarantee may be further limited or rendered unenforceable by applicable law, but in our opinion the inclusion of such provisions in the Guarantee does not render the Guarantee invalid as a whole or substantially interfere with the practical realization of the principal benefits intended to be provided thereby.

This opinion letter is furnished solely for the benefit of the addressee and its assignees who become Lenders under the Credit Agreement; provided, that (i) no assignee shall have any greater rights with respect to this opinion letter than the original addressee hereof, (ii) no reissuance of this opinion letter shall be deemed to have occurred by reason of any such assignment and no such assignment shall be deemed to extend any statute of limitations period applicable on the date hereof, (iii) any reliance on this opinion letter by an assignee must be actual and reasonable under the circumstances existing at the time such assignee becomes a Lender, including any changes in law, facts or any other developments known to or reasonably knowable by such assignee at such time and (iv) all rights hereunder may be asserted only in a single proceeding by and through the addressee or any of its successors acting collectively. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent.

Very truly yours,

Ropes & Gray

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Schedule 1

Agreements and Instruments

1.	None.